CREDIT AGREEMENT

dated as of

December 21, 2017

among

MEDIDATA SOLUTIONS, INC.,
as the Borrower

the Lenders that are from time to time parties hereto

and

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

BANK OF THE WEST, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and PNC BANK, NATIONAL ASSOCIATION
as Documentation Agents

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and SILICON VALLEY BANK,
as Syndication Agents

___________________________

HSBC SECURITIES (USA) INC., BANK OF THE WEST, JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
PNC BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers

HSBC SECURITIES (USA) INC.,
as Sole Bookrunner

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 2.1	- Commitments

Schedule 3.6	- Disclosed Matters

Schedule 3.11	- Insurance

Schedule 3.13	- Subsidiaries; Equity Interests

Schedule 3.18	- Real Property

Schedule 3.19	- Labor Matters

Schedule 6.2	- Existing Indebtedness

Schedule 6.3	- Existing Liens

Schedule 6.10	- Existing Restrictions

Schedule 6.11	- Restrictive Agreements

EXHIBITS:

Exhibit A	- Form of Note

Exhibit B	- Form of Assignment and Assumption

Exhibit C	- Form of Guaranty

Exhibit D	- Form of Security Agreement

Exhibit E-1	- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-2	- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-3	- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E-4	- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F	- Form of Borrowing Request

Exhibit G	- Form of Interest Election Request

Exhibit H	- Form of Compliance Certificate

CREDIT AGREEMENT dated as of December 21, 2017, among MEDIDATA SOLUTIONS, INC., a corporation organized under the laws of Delaware (the “Borrower”), the Lenders that are from time to time parties hereto, and HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as Issuing Bank.
The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the lenders have indicated their willingness to lend and the letter of credit issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Administrative Agent” is defined in the preamble and includes any successor administrative agent appointed under Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” is defined in Section 9.1(d).
“Aggregate Credit Exposure” means, at any time, the aggregate Total Credit Exposure of all of the Lenders.
“Agreement” means this Credit Agreement.
“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) 1/2 of one percent above the Federal Funds Effective Rate, (c) the LIBO Rate for a Eurodollar

Loan with a one-month Interest Period commencing on such day plus 1% and (d) 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBO Rate specified in clauses (b) and (c) of the first sentence of this definition for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate shall be effective on and after the effective date of any change in such rate.
“Anti-Money Laundering Laws” means the PATRIOT Act; the U.S. Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the U.S. Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time; and corresponding laws of (a) the European Union designed to combat money laundering and terrorist financing and (b) jurisdictions in which the Borrower operates or in which the proceeds of the Loans will be used or from which repayments of the Obligations will be derived.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.
“Applicable Percentage” means, with respect to any Lender at any time, subject to reallocation with respect to a Defaulting Lender pursuant to Section 2.21,
(a)    with respect to Revolving Commitments, Revolving Loans and LC Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time),
(b)    with respect to the Term Loans, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of such Lender’s Term Loan and the denominator of which is the aggregate outstanding principal amount of all Term Loans, and
(c)    with respect to the Aggregate Credit Exposure, a percentage equal to a fraction, the numerator of which is the sum of such Lender’s Total Credit Exposure, and the denominator of which is the sum of the Aggregate Credit Exposure of all Lenders.
“Applicable Rate” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan under the Term Facility or Revolving Facility, or with respect to the commitment fees payable hereunder, as the case may be, (i) initially, 0.375% per annum for Base Rate Loans, 1.375% per annum for Eurodollar Loans and 0.200% per annum for commitment fees and (ii) from and after the first date on which financial statements are delivered pursuant to Section 5.1(a) or 5.1(b) or are required to be delivered pursuant to such Sections, as the case may be, the applicable rate per annum set forth below based upon the Total Net Leverage Ratio applicable on such date:

Pricing Level:	Total Net Leverage Ratio:	Base Rate Spread – Revolving Facility and Term Facility	Eurodollar Spread – Revolving Facility and Term Facility	Commitment Fee Rate
1	Greater than or equal to 3.00:1	0.750%	1.750%	0.250%
2	Greater than or equal to 2.25:1 but less than 3.00:1	0.500%	1.500%	0.225%
3	Greater than or equal to 1.50:1 but less than 2.25:1	0.375%	1.375%	0.200%
4	Greater than or equal to 0.75:1 but less than 1.50:1	0.250%	1.250%	0.175%
5	Less than 0.75:1	0.125%	1.125%	0.150%

The Applicable Rate shall be determined and adjusted, to the extent applicable, on the date on which financial statements are delivered pursuant to Section 5.1(a) or 5.1(b) based on the Total Net Leverage Ratio as of the last day of the applicable fiscal quarter; it being understood that if the Borrower fails to deliver the financial statements required by Section 5.1(a) or 5.1(b), as applicable, and the related Compliance Certificate, required by Section 5.1(c) by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the Applicable Rate shall be at Pricing Level 1 in the table above for the period commencing three (3) Business Days after the required date of delivery of such financial statements and Compliance Certificate and ending on the date which is three (3) Business Days after such financial statements and Compliance Certificate are delivered, after which the Applicable Rate shall be determined in accordance with the foregoing table. Notwithstanding the foregoing, no reduction to the foregoing interest rate margins or fee rates shall become effective at any time when an Event of Default under clause (a), (h), (i) or (j) of Article VII has occurred and is continuing.
If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under any other provision of the Loan Documents. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (e) or (f) of Section 6.5 and (ii) any such Disposition permitted by clause (g) of Section 6.5 unless the fair market value of the Net Cash Proceeds received by such Person from the property Disposed of shall exceed (x) $10,000,000 in any transaction or series of related transactions or (y) $50,000,000 in the aggregate after the Effective Date).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” is defined in the preamble.
“Borrower Materials” is defined in Section 9.1(d).
“Borrowing” means Loans of the same Type and Class made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3, which shall be substantially in the form of Exhibit F.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and one or more of the Issuing Banks or Lenders, as collateral for LC Exposure, obligations of Lenders to fund participations in respect of LC Exposure and to indemnify the Administrative Agent under this Agreement, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-2 (or equivalent thereof) or better by S&P or P-2 (or equivalent thereof) or better by Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 364 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f)    obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities and paying interest which is exempt from federal tax, provided that the maturity of such debt is three hundred sixty four (364) days or less and such debt is rated at least A1 or MIG-1 by Moody’s or at least A by S&P.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate issued and outstanding Voting Equity Interests of the Borrower; (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
“Collateral” means any property of any Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the Secured Parties is purported to be granted pursuant to any Security Document.
“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitments or Term Loan Commitments, as applicable. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” is defined in Section 9.1(d).
“Compliance Certificate” means a certificate substantially in the form of Exhibit H.
“Computation Period” means each period of four consecutive fiscal quarters of the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of Applicable Law or the terms of its organizational documents or any agreement or instrument applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with Applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the

Borrower or a Wholly Owned Subsidiary by such Person during such period and (d) any gains attributable to sales of assets outside of the ordinary course of business.
“Consolidated Total Assets” means, as of the end of any fiscal quarter of the Borrower, the total assets of the Borrower and its Subsidiaries calculated on a consolidated basis at such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, indenture or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Convertible Notes” means the Borrower’s 1.00% convertible notes issued in August 2013.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank establishing control perfection in favor of the Administrative Agent.
“Credit Agreement Refinancing Indebtedness” means (a) Indebtedness issued or incurred pursuant to Section 6.2(j) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Term Loans or existing Revolving Loans and/or existing Revolving Commitments, including any successive Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt (and, in the case of Refinanced Debt consisting in whole or in part of unused Revolving Commitments, the amount thereof) except by an amount equal to unpaid accrued interest and premium thereon and fees and expenses (including upfront fees and original issue discount) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness has a maturity that is not prior to, and, except in the case of Refinanced Debt that consists of Revolving Commitments, a weighted average life to maturity equal to or greater than, the maturity date of and the remaining weighted average life to maturity of the Refinanced Debt, (iii) such Indebtedness shall have pricing, fees (including upfront fees and original issue discount), optional prepayment, redemption premiums and subordination terms as determined by the Borrower and the investors providing such Indebtedness, (iv) the terms and conditions of such Indebtedness (except as otherwise provided in clauses (ii) and (iii) above) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the then latest maturity date of the Obligations) and (v) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Loans, the corresponding Revolving Commitments shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued or incurred.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that with notice, lapse of time or both would become an Event of Default.
“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or other amount hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (e) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Disclosed Matters” means the actions, suits, litigation, investigations and proceedings and the environmental matters disclosed in Schedule 3.6.
“Disposition,” with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have meanings correlative thereto.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date.
“Dollars” or “$” refers to lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense and accretion of any original issue discount in respect of the Convertible Notes to Interest Expense (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock compensation expense, (v) non-recurring transactions fees, costs and expenses in connection with the Transactions or any Permitted Acquisitions, (vi) non-cash charges, expenses or losses (less any such non-cash gains), in each case, not representing an accrual or reserve for future cash charges, expenses or losses and excluding write-downs of current assets and (vii) changes in the fair value of contingent consideration liabilities (positive or negative) and (viii) amortization, in each case, for such period. For the purposes of calculating EBITDA for any Computation Period in connection with any determination of the Total Net Leverage Ratio, (i) if during such Computation Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Computation Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Computation Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Computation Period and (ii) if during such Computation Period the Borrower or any Subsidiary shall have made an Acquisition, EBITDA for such Computation Period shall be calculated after giving pro forma effect to (a) any such Acquisition which is a Material Acquisition or (b) at the election of the Borrower, any other such Acquisition, in each case as if such Acquisition occurred on the first day of such Computation Period. As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration (excluding any consideration that is contingent to the extent not actually paid during such Computation Period) by the Borrower and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower and its Subsidiaries in excess of $25,000,000. With respect to Acquisitions or other provisions herein calling for a pro forma calculation of the Total Net Leverage Ratio, EBITDA shall be calculated on a pro forma basis, broken down by fiscal quarter in the Borrower’s reasonable judgment and taking into account any such Acquisition (including, for purposes of EBITDA, factually supportable and identifiable cost savings and expenses, in accordance with Regulation S-X under the Securities Act of 1933 and reasonably satisfactory to the Administrative Agent), the funding of all Borrowings in connection therewith (and the use of the proceeds thereof) and the repayment of any Indebtedness in connection with any such Acquisition.
“ECP Guarantor” means, with respect to any transaction under a Lender Provided Hedging Agreement, a Guarantor that, at the time such transaction is entered into or, if later, when such Guarantor becomes a party to the Guaranty, is an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act (and related regulations of the Commodities Futures Trading Commission) by virtue of having total assets exceeding $10,000,000 and/or satisfying any other criteria relevant to such status under said section 1a(18) (and related regulations).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).
“Enforcement Action” is defined in Section 8.9(a).
“Environmental Laws” means all Applicable Law relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the IRC or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30‑day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430, 431 or 432 of the IRC or Sections 303, 304 or 305 of ERISA, as applicable; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the institution of proceedings by the PBGC to terminate any Pension Plan; (e) the filing of a notice of intent to terminate or the taking of any action to terminate a Pension Plan in a distress termination under Section 4041(c) of ERISA; (f) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the appointment of a trustee to administer any Pension Plan; (h) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (i) the partial or complete withdrawal (within the meaning of Part I of Subtitle E of Title IV of ERISA) by the Borrower or any ERISA Affiliate from any Multiemployer Plan or the receipt by the Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); or (j) the termination of a Multiemployer Plan under Section 4041A of ERISA; or (k) any Foreign Benefit Event; or (l) receipt from the IRS of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
“Event of Default” is defined in Article VII.
“Excluded Domestic Subsidiary” means, as of any date of determination, a Domestic Subsidiary that is (i) a Foreign Subsidiary Holdco or (ii) a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957(a) of the IRC.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 6 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extraordinary Receipts” means any cash received by or paid to or for the account of the Borrower or any Subsidiary pursuant to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary.
“Facility” means any Term Facility or Revolving Facility.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official IRS interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreement entered into in connection with the implementation of such Sections.
“FCPA” is defined in Section 3.20.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Flood Laws” is defined in Section 9.14.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of the Threshold Amount by the Borrower or any Subsidiary under Applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any Applicable Law and that has resulted or could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any Applicable Law, in each case in excess of the Threshold Amount.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any benefit plan that under Applicable Law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means any direct or indirect Domestic Subsidiary substantially all of whose assets consists of Equity Interests in (or treated as Equity Interests for U.S. federal income tax purposes) and, if any, Indebtedness of, (a) one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the IRC or (b) other Foreign Subsidiary Holdcos.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Rules” means the requirements relating to the minimum required contributions (including any installment payments) to Pension Plans and Multiemployer Plans, as applicable, and set forth in Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” is defined in Section 9.4(f).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” means, collectively, (i) the Obligations and (ii) all obligations of any Loan Party under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Guaranteed Obligations” shall exclude any Excluded Swap Obligations.
“Guarantor” means (a) each Subsidiary that is a party to the Guaranty at any time (which as of the Effective Date, shall be each Domestic Subsidiary identified as a Guarantor set forth in Part I of Schedule 3.13) and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Hedging Agreement or any Lender Provided Financial Service Product and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.
“Guaranty” means the guaranty made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Hazardous Materials” means all toxic, corrosive, flammable, explosive, carcinogenic, mutagenic, infectious or radioactive substances or wastes and all other hazardous or toxic substances, wastes or other pollutants, including petroleum or any fraction thereof, petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“Hedging Agreement Termination Value” means, as to any one or more Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate of a Lender).
“HSBC” is defined in the preamble.
“Increased Amount Date” is defined in Section 2.4(b).
“Increased Cost Lender” is defined in Section 2.19(b).
“Incremental Joinder” is defined in Section 2.4(a).
“Incremental Revolving Commitment” is defined in Section 2.4(a).
“Incremental Revolving Commitment Effective Date” is defined in Section 2.4(a).
“Incremental Revolving Lender” is defined in Section 2.4(a).
“Incremental Term Lender” is defined in Section 2.4(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Hedging Agreements;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person; provided that the amount of such Indebtedness of any partnership or joint venture shall only include the allocable portion of such Indebtedness corresponding to such Person’s direct or indirect liability for such obligation. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Agreement Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 9.3(b).
“Information” is defined in Section 9.12.
“Information Memorandum” means the Confidential Information Memorandum dated November 16, 2017 relating to the Borrower and the Transactions.
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the Computation Period ending on such day to (b) Interest Expense as of such day.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7, which shall be substantially in the form of Exhibit I.
“Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Lease Obligations).
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, evidences of Indebtedness or other securities of, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and any purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit; provided that the endorsement of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.
“IRC” means the Internal Revenue Code of 1986.
“IRS” means the United States Internal Revenue Service.
“ISP98” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce, Publication Number 590 (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means HSBC in its capacity as issuer of Letters of Credit hereunder, or such other Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.5, with the consent of the Administrative Agent; provided that such other Lender has agreed to be an Issuing Bank.
“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by, or otherwise acceptable to, the applicable Issuing Bank.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98 (or another rule or contractual provision having a similar effect), such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.
“LC Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate Revolving Commitments. The LC Sublimit is part of, and not in addition to, the Revolving Facility.
“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender or any Affiliate of any Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) gift cards, (f) ACH transactions, (g) cash management, including electronic funds transfer, controlled disbursement, accounts or services, (h) overdraft or (i) foreign currency exchange.
“Lender Provided Hedging Agreement” means any Hedging Agreement between a Loan Party and a counterparty that at the time such Hedging Agreement is entered into (or, in the case of a Hedging Agreement entered into prior to the Effective Date, as of the Effective Date) is a Lender or an Affiliate of a Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration Limited, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for deposits in dollars (for delivery on such day) for such Interest Period as displayed on the Bloomberg Page BBAM1 screen page that displays such rate (or, in the event such rate does not appear on a page of the Bloomberg Page BBAM1 screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if such offered rate shall be less than zero, the LIBO Rate shall be deemed to be zero for the purposes of this Agreement. In the event that no such rate is available to the Administrative Agent, LIBO Rate shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which the Administrative Agent determines that U.S. dollars in an amount comparable to the amount of the applicable advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest

Period for settlement in immediately available funds by leading banks in the London interbank market selected by the Administrative Agent; provided further that if such determination by the Administrative Agent shall be less than zero, the LIBO Rate shall be deemed to be zero for the purposed of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Document” means this Agreement, the Guaranty, the Security Documents, the Notes, the LC Applications and any other documents, agreements, certificates or instruments executed by or on behalf of any Loan Party or entered into in connection herewith.
“Loan Party” means each of the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, property results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower or of the Loan Parties, taken as a whole, to perform any of the payment obligations under any Loan Document or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights of or remedies or benefits available to the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Real Property” means fee-owned real property located in the United States with a book value (as reflected in the financial statements delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the delivery of any such financial statements, the financial statements referred to in Section 3.4)) equal to or greater than $10,000,000 that is owned by the Borrower or any Domestic Subsidiary.
“Material Subsidiary” means, at any time, each Subsidiary that (i) has assets which represent at least 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recent Computation Period immediately preceding such date, or (ii) whose results contributed at least 5% of EBITDA for the most recent Computation Period immediately preceding such date; provided that for purposes of this Agreement, at no time shall the assets of all Subsidiaries that are not Material Subsidiaries exceed 10% of Consolidated Total Assets or the portion of EBITDA attributed to all Subsidiaries that are not Material Subsidiaries exceed 10% of EBITDA, in each case determined on a consolidated basis in accordance with GAAP. As of the Effective Date, each Subsidiary is a Material Subsidiary.
“Minimum Cash Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposures of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“MIRE Event” means the incurrence, at any time that any Material Real Property is subject to a Mortgage, of any increase, extension or renewal of any of the Commitments or Loans (including an Incremental Revolving Commitments or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit). For the avoidance of doubt, no “MIRE Event” shall occur or be deemed to have occurred at any time that there is no Mortgage in effect which encumbers any real property owned in by any Loan Party.
“MIRE Notice Period” is defined in Section 2.22.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes, is obligated to contribute, or has any liability.
“Net Cash Proceeds” means (a)  in connection with any Disposition or any Extraordinary Receipts, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Disposition or Extraordinary Receipt, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Extraordinary Receipt (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (provided that, following the termination of such reserves, proceeds equal to any unused reserves shall be applied in accordance with Section

2.10(b)) and (b) in connection with any incurrence of Indebtedness or issuance or sale of Equity Interests, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.2(b) and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” is defined in Section 2.9(g).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.9).
“Participant” is defined in Section 9.4(d).
“Participant Register” is defined in Section 9.4(d).
“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” is defined in Section 6.4.
“Permitted Encumbrances” means:
(a)    Liens for taxes that are not yet due or are being contested in compliance with Section 5.4;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
(g)    any interest or title of a lessor under any operating lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (including a Pension Plan) maintained by, contributed to by or required to be contributed to by the Borrower or with respect to which the Borrower may have any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by HSBC as its “prime rate” in effect at its office located at New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The “prime rate” is a rate set by HSBC based upon various factors including HSBC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by HSBC shall take effect at the opening of business on the day specified in the public announcement of such change.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” is defined in Section 9.1(d).
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Refinanced Debt” is defined in the definition of “Credit Agreement Refinancing Indebtedness.”
“Register” is defined in Section 9.4(c).
“Regulation U” means Regulation U of the FRB.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” is defined in Section 8.6.
“Required Facility Lenders” means with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the Aggregate Credit Exposure under any such Facility and (ii) the aggregate unused Commitments under such Facility; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (i) the Aggregate Credit Exposure and (ii) the aggregate unused Commitments; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resignation Effective Date” is defined in Section 8.6(a).

“Responsible Officer” means the chief executive officer, chief operating officer, president or Financial Officer or other member of senior management of the Borrower or any Loan Party.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, (ii) any redemption, prepayment, defeasance, repurchase or other payment in respect of any Subordinated Debt and (iii) any payment of management fees or similar fees by the Borrower or any Subsidiary to any of its equityholders or any Affiliate thereof.
“Revolving Commitment” means, with respect to each Lender, the commitment (including the Incremental Revolving Commitments), if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (b) increased pursuant to Section 2.4(a). The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $400,000,000.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s LC Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
“Revolving Loan” means each Loan made by a Revolving Lender under any Revolving Facility.
“Revolving Maturity Date” means with respect to the Revolving Facility, December 21, 2022 or any earlier date on which repayment of the Obligations in respect of Revolving Loans is accelerated pursuant to the terms hereof.
“S&P” means Standard & Poor’s Ratings Services, a unit of The McGraw-Hill Companies, Inc.

“Sanctions” is defined in Section 3.14.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations of any Loan Party under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Secured Obligations” shall exclude any Excluded Swap Obligations.
“Secured Parties” means the Administrative Agent, each Lender and any other holder of Secured Obligations.
“Security Agreement” means the pledge and security agreement made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.
“Security Documents” means the Security Agreement, any Mortgages, any intellectual property security agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.
“Specified Acquisition” means a Permitted Acquisition having aggregate consideration of not less than $75,000,000.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 6 of the Guaranty).
“SPV” is defined in Section 9.4(f).
“Subordinated Debt” means any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Obligations.
“Subsidiary” means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise Controlled by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall refer to a Subsidiary of Borrower.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” means the Term Loan Commitments and the extensions of credit made thereunder.
“Term Lender” means, as of any date of determination, Lenders having a Term Commitment or a Term Loan.
“Term Loan” means an advance by any Term Lender or Incremental Term Lender under the Term Facility made pursuant to Section 2.1(b) or Section 2.4(b).
“Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Lender to make a Term Loan on the Effective Date as set forth on Schedule 2.1 or in the Assignment and Assumption executed by such Lender pursuant to which such Lender shall have assumed its Term Commitment, as applicable, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans, which aggregate commitment is $100,000,000 on the date of this Agreement.
“Term Loan Increase” is defined in Section 2.4(b).
“Term Loan Joinder” is defined in Section 2.4(b).
“Term Loan Maturity Date” means December 21, 2022 or any earlier date on which repayment of the Obligations in respect of the Term Loans is accelerated pursuant to the terms hereof.
“Threshold Amount” means $25,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the outstanding unused Commitments, the Revolving Credit Exposure and the outstanding Term Loans of such Lender at such time.
“Total Debt” means all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis.

“Total Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Debt as of such day less the aggregate amount of Unrestricted Cash on such day to (b) EBITDA for the Computation Period ending on such day.
“Trade Date” has the meaning specified in Section 9.14(g)(i).
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or (excluding the LIBO Rate based floor in the Alternate Base Rate) the LIBO Rate.
“UK Bribery Act” has the meaning specified in Section 3.20.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” means, as of any date of determination, the lesser of (a) all cash and Cash Equivalent Investments included in the balance sheet of the Borrower or any Domestic Subsidiary as of such date that, in each case, are free and clear of all Liens, other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties, but excluding all cash and Cash Equivalent Investments held outside of the United States and (b) $150,000,000.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Tax Compliance Certificate” is defined in Section 2.17(g).
“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the board of directors or other governing body of such Person.
“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary Guarantor” means any Wholly Owned Subsidiary of the Borrower that is a Guarantor.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.3    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.4 Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (z) without giving effect to any change to lease accounting rules from those in effect on the date hereof pursuant to Accounting Standards Codification 840 and other lease accounting guidance as in effect on the date hereof and (ii) any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person (or any Subsidiary or Affiliate of such Person) shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligations or as Indebtedness.

SECTION 1.5    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6    Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
THE CREDITS
SECTION 2.1    Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment then in effect or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments and (b) each Term Lender (severally and not jointly) agrees to make a Term Loan to the Borrower in Dollars on the Effective Date in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than 11:00 a.m. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. After the making of the Term Loans, the Term Loan Commitments shall terminate.
SECTION 2.2    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.13, each Term Borrowing and Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance with this Agreement; provided that each Borrowing made on the Effective Date must be made as an Alternate Base Rate Borrowing (unless the Borrower executes a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent) but each may be converted into a Eurodollar Borrowing in accordance with Section 2.7. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments then in effect or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Maturity Date (in the case of Revolving Loans) or the Term Loan Maturity Date (in the case of Term Loans).
SECTION 2.3    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request signed by the Borrower by (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m. one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m. on the date of the proposed Borrowing and such notices shall be deemed given if the Borrower shall not have otherwise notified the Administrative Agent by 10:00 a.m. on the date that such reimbursement is due pursuant to Section 2.5(e). Each such Borrowing Request shall be irrevocable and shall be submitted by hand delivery, telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication to the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)    the aggregate principal amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;
(iv)    the Class of such Borrowing;
(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender in the applicable Facility of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.4    Increase in Commitments.

(a)    The Borrower may by written notice to the Administrative Agent elect to request an increase in Revolving Commitments (the “Incremental Revolving Commitments”), which Incremental Revolving Commitments shall be on terms identical to those applicable to the other Revolving Commitments in place on the applicable Incremental Revolving Commitment Effective Date, by an amount, taken together with any Term Loan Increase under Section 2.4(b), not in excess of $100,000,000 in the aggregate and not less than $15,000,000 in respect of any individual increase (or such lesser amount as may be approved by the Administrative Agent) and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (i) the date (each, an “Incremental Revolving Commitment Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than ten Business Days (or such shorter period as agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Revolving Lender”) to whom the Borrower proposes any portion of such Incremental Revolving Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Commitment. Such Incremental Revolving Commitments shall become effective as of such Incremental Revolving Commitment Effective Date; provided that: (i) no Default shall exist on such Incremental Revolving Commitment Effective Date before or after giving effect to such Incremental Revolving Commitments; (ii) the Administrative Agent shall have received such documents, incumbency and other certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Incremental Revolving Commitments and any other legal matters relating to the Loan Parties, this Agreement or the Incremental Revolving Commitments (it being understood and agreed that the Administrative Agent and the Lenders shall be entitled to conclusively rely on such documents, incumbency and certificates until notice is received by the Administrative Agent from the Borrower to the contrary); (iii) the representations and warranties of the Loan Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of the Incremental Revolving Commitment Effective Date (except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) as of such earlier date); (iv) the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 6.1 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such Incremental Revolving Commitments, calculated assuming each Incremental Revolving Commitments are fully drawn but without the netting of any cash proceeds of any Incremental Revolving Loans being made on such date; (v) the Incremental Revolving Commitments shall be effected pursuant to one or more joinder agreements (each, an “Incremental Revolving Joinder”) in form and substance satisfactory to the Administrative Agent executed and delivered by the Borrower, each Incremental Revolving Lender and the Administrative Agent, and each of which shall be recorded in the Register and each Incremental Revolving Lender shall be subject to the requirements set forth in Section 2.17(g); and (vi) the Borrower shall deliver or cause to be delivered a certificate as to the foregoing and any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
On each Incremental Revolving Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Revolving Commitment shall be a Revolving Commitment and part of the Revolving Facility (and not a separate Facility hereunder), each Incremental Revolving Lender providing such Incremental Revolving Commitment shall be, and have all the rights of, a Revolving Lender, and the Revolving Loans made by it on such Incremental Revolving Commitment Effective Date pursuant to this Section shall be Revolving Loans, for all purposes of this Agreement. Except for purposes of this Section 2.4(a), any Incremental Revolving Commitments that are designated as an increase to the Revolving Commitments shall be deemed to be effective as of the applicable Incremental Revolving Commitment Effective Date, and after the effectiveness of such Incremental Revolving Commitments, Revolving Commitments for all purposes of this Agreement; provided that for the avoidance of doubt such Incremental Revolving Commitments will remain Incremental Revolving Commitments for purposes of this Section 2.4(a). For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Credit Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto. On the date of effectiveness of any Incremental Revolving Commitment, each existing Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each existing Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.
(b)    The Borrower may by written notice to the Administrative Agent elect to request an increase (a “Term Loan Increase”) in the principal amount of the Term Facility by an amount, taken together with any Incremental Revolving Commitments under Section 2.4(a), not in excess of $100,000,000 in the aggregate and not less than $15,000,000 in respect of any individual increase (or such lesser amount as may be approved by the Administrative Agent) and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Term Loan Increase shall be effective, which shall be a date not less than ten Business Days (or such shorter period as agreed by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Term Lender”) to whom the Borrower proposes any portion of such Term Loan Increase be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Term Loan Increase may elect or decline, in its sole discretion, to provide a portion of such Term Loan Increase. Such Term Loan Increase shall become effective as of such Increased Amount Date; provided that: (i) no Default shall exist on such Increased Amount Date before or after giving effect to such Term Loan Increase; (ii) the Administrative Agent shall have received such documents, incumbency and other certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Term Loan Increase and any other legal matters relating to the Loan Parties, this Agreement or the Term Loan Increase (it being understood and agreed that the Administrative Agent and the Lenders shall be entitled to conclusively rely on such documents, incumbency and certificates until notice is received by the Administrative Agent from the Borrower to the contrary); (iii) the representations and warranties of the Loan Parties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Increased Amount Date (except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); (iv) the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 6.1 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such Term Loan Increase, but without the netting of any cash proceeds of any Incremental Revolving Loans being made on such date; (v) the Term Loan Increase shall be effected pursuant to one or more joinder agreements (each, a “Term Loan Joinder”) in form and substance satisfactory to the Administrative Agent executed and delivered by the Borrower, each Incremental Term Lender and the Administrative Agent, and each of which shall be recorded in the Register and each Incremental Term Lender shall be subject to the requirements set forth in Section 2.17(g); and (vi) the Borrower shall deliver or cause to be delivered a certificate as to the foregoing and any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. On any Increased Amount Date on which any Term Loan Increase becomes effective, subject to the satisfaction of the foregoing terms and conditions (including delivery of a Borrowing Request pursuant to Section 2.3), (i) each Incremental Term Lender shall make a Term Loan to the Borrower in an amount equal to its Term Loan Commitment in respect thereof and (ii) each Incremental Term Lender shall become a Lender hereunder.
Each Term Loan made pursuant to a Term Loan Increase shall be a Term Loan having terms identical to those applicable to the Term Loans in place on the applicable Effective Date; provided that each applicable Term Loan Joinder may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.4(b), including to make such appropriate adjustments to Section 2.9(b) as may be necessary in connection with such Term Loan Increase.
(c)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Incremental Revolving Commitment Effective Date or Increased Amount Date.
(d)    All Incremental Revolving Commitments and each Term Loan Increase established pursuant to this Section 2.4, and all Loans made in respect thereof thereunder, shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably with the Obligations from the Guarantors and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such Term Loan Increase or Incremental Revolving Commitments.
SECTION 2.5    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section, (i) from time to time on any Business Day during the Availability Period, to issue Letters of Credit, in forms reasonably acceptable to the Administrative Agent and such Issuing Bank, for the account of the Borrower as applicant to support its or its Subsidiaries’ operations and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.5(b) and (ii) to honor drawings under the Letters of Credit; provided that no Issuing Bank shall be obligated to issue any Letter of Credit or to amend or extend any Letter of Credit if, after giving effect thereto, (x) the total Revolving Credit Exposures would exceed the total Revolving Commitments then in effect or (y) the LC Exposure would exceed the LC Sublimit. Letters of Credit shall constitute utilization of the Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any LC Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Person that is the subject of Sanctions, or in any country or territory that is the subject of Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or if arrangements for doing so have been approved the Administrative Agent and by the applicable Issuing Bank, electronic communication) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. The form of any requested Letter of Credit or any requested amendment or extension of a Letter of Credit shall be reasonably acceptable to the applicable Issuing Bank. No Issuing Bank shall be obligated to issue any Letter of Credit (i) in violation of any Applicable Law or policy of such Issuing Bank or any Revolving Lender, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (iii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank generally applicable to the issuance of letters of credit, (iv) if such Letter of Credit is to be denominated in a currency other than Dollars or (v) if such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder. If requested by the applicable Issuing Bank, the Borrower also shall submit an LC Application in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments then in effect and (iii) the other conditions thereto set forth in this Agreement are met. No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is seven (7) Business Days prior to the Revolving Maturity Date; provided that (x) any Letter of Credit may, with the consent of the applicable Issuing Bank, be automatically extendable for successive one-year periods (which shall in no event extend beyond the date referred to in the foregoing clause (ii)) and (y) any Issuing Bank may (with the approval of the Administrative Agent) elect to issue a Letter of Credit with an expiration date after the Revolving Maturity Date if the Borrower agrees that it will, on the Revolving Maturity Date (or such earlier date as may be requested by such Issuing Bank), deliver to such Issuing Bank Cash Collateral in an amount equal to 105% of the stated amount of such Letter of Credit.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender agrees that its obligation to acquire participations pursuant to this Section 2.5(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m. on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that the Borrower may request, subject to the conditions to borrowing set forth herein, in accordance with Section 2.3 that such payment be financed with a Base Rate Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Revolving Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.5(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.5(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.5(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of recoupment or setoff against, the Borrower’s Obligations hereunder. None of the Administrative Agent, the Lenders or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any circumstance referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as determined in a final and non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto expressly agree that the applicable Issuing Bank may, in its sole discretion, either accept documents that appear on their face to be in substantial compliance with the terms of the related Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall within a reasonable time notify the Administrative Agent and the Borrower in writing (by hand delivery, telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)    Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Facility Lenders in respect of the Revolving Facility (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposures representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral to secure the Secured Obligations, free and clear of all other Liens. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such cash collateral account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (acting in consultation with the Required Lenders) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such cash collateral account. Moneys in such cash collateral account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing greater than 50% of the aggregate LC Exposure), shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of ISP98 shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(j)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the business of such Subsidiary.
SECTION 2.6    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that the Term Loans shall be made as provided in Section 2.1(b). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in its sole discretion in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.6(b) shall obligate the Administrative Agent to prefund any amount.
SECTION 2.7    Interest Elections. (a) Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise specified in Section 2.3.

Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by submitting an Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election (it being understood that such notification procedure also applies when the Borrower elects to continue or convert a Term Borrowing). Each such Interest Election Request shall be irrevocable and shall be submitted by hand delivery or telecopy (or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) to the Administrative Agent.
(c)    Each written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall become a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.8    Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.
(b)    The Borrower may, at any time, reduce or terminate the Revolving Commitments; provided, that (i) each partial reduction of the Revolving Commitment shall be in a minimum amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to reduce or terminate the Revolving Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such reduction or termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction or termination of the Revolving Commitments shall be permanent.
(d)    Each reduction in the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective applicable Revolving Commitments.
SECTION 2.9    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then-unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.
(b)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the Term Loans (i) on the last day of each calendar quarter (commencing with the calendar quarter ending March 31, 2018) in installments equal to such Term Lender’s Applicable Percentage of an aggregate principal amount equal to the applicable percentage set forth below of the aggregate principal amount of the Term Loans funded on the Effective Date and (ii) on the Term Loan Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date:

Payment Date	Amount
1-4	1.25%
5-8	1.25%
9-12	1.875%
13-16	2.50%
17-19	2.50%

(c)    Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to clause (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations or the Loans in accordance with the terms of this Agreement.
(f)    Any Lender may request that Loans made by it be evidenced by a promissory note (each, a “Note”) substantially in the form of Exhibit A. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes payable to the order of the payee named therein.
SECTION 2.10 Prepayment of Loans. (a) Voluntary. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty, subject to prior notice in accordance with this Section.
(b)    Mandatory. The Borrower shall make a prepayment of the Term Loans until paid in full upon the occurrence of any of the following events at the following times and in the following amounts:
(i)    Concurrently with the receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds from any Asset Sale or Extraordinary Receipt, in an amount equal to 100% of such Net Cash Proceeds; provided that, notwithstanding the foregoing, no such prepayment shall be required with respect to any Net Cash Proceeds so long as (x) no Event of Default shall have occurred and be continuing and (y) the Borrower provides written notice to the Administrative Agent of its intent to invest, directly or through one or more of its Subsidiaries, such Net Cash Proceeds within 365 days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries; provided that, if, prior to the expiration of such 365-day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional 180-day period, such 365-day period shall be extended to the date provided for such investment in such binding agreement; and provided further that, if at the conclusion of such period, all or any portion of such Net Cash Proceeds have not been so invested, the Borrower shall make a prepayment of the Term Loans at such time in the amount of such unutilized Net Cash Proceeds.
(ii)    Concurrently with the receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds from any issuance of any Indebtedness of any Loan Party or any Subsidiary (excluding Indebtedness permitted by Section 6.2), in an amount equal to 100% of such Net Cash Proceeds.

(c)    Notice Matters. The Borrower shall notify the Administrative Agent by submitting a written notice signed by the Borrower (by hand delivery, telecopy or, if arrangements for doing so have been approved by the Administrative Agent, electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before the date of prepayment, and (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Term Borrowing or Revolving Borrowing, the Administrative Agent shall advise the Lenders in the applicable Facility of the contents thereof. Each partial prepayment of any Term Borrowing or Revolving Borrowing under Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of a Term Borrowing or Revolving Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. If a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto (except if pursuant to Section 2.6(b) or 2.15), the Borrower shall also pay any amounts owing pursuant to Section 2.16.
(d)    Overadvance. The Borrower shall prepay Revolving Loans hereunder in such amounts and at such times (including in connection with any reduction of the total amount of the Revolving Commitments) to assure that the total Revolving Credit Exposures do not exceed the then-current total amount of Revolving Commitments.
(e)    Application of Payment. Voluntary and mandatory prepayments of the Term Loans shall be applied ratably to the remaining installments of the Term Loans on a pro rata basis.
SECTION 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure (provided that this clause (i) is subject to Section 2.12(d)) and (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) allocable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate, and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this Section 2.11(b) shall be payable within ten days after demand.
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable under this Section shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.
(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.
SECTION 2.12 Interest. (a) The Term Loans and Revolving Loans comprising each Base Rate Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Term Loans and Revolving Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding anything to the contrary herein, at any time an Event of Default exists, (i) the Applicable Rate with respect to each Loan and any Letter of Credit shall be increased by 2%; and (ii) all other amounts payable by the Borrower hereunder shall bear interest at a rate 2% above the rate applicable to Base Rate Borrowings as provided in clause (a) above, in each of the foregoing clauses (i) and (ii), after as well as before judgment.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13 Alternate Rate of Interest. Notwithstanding any other provision of this Agreement (other than Section 2.15), if prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for an Interest Period with the duration of such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for an Interest Period with the duration of such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, followed promptly by written confirmation thereof delivered by telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing with an Interest Period having the duration of such Interest Period shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing with an Interest Period having the duration of such Interest Period, such Borrowing shall be made as a Base Rate Borrowing.
SECTION 2.14 Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.14(e)) or any Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or, in the case of any Change in Law with respect to Taxes covered in clause (ii) of this Section 2.14(a), any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, Issuing Bank or other Recipient setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, Issuing Bank or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, Issuing Bank or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Eurocurrency Liabilities. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

SECTION 2.15 Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Loan into, a Eurodollar Loan, then, upon written notice by such Lender to the Borrower and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Eurodollar Loans generally or only to Interest Periods of a particular length):
(a)    any request for the making or continuation of, or the conversion of Base Rate Loans into, Eurodollar Loans shall, solely as to such Lender and to the extent a Eurodollar Loan by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan of such Lender that would be part of the applicable Borrowing of Eurodollar Loans shall be made as, converted to or continue to be maintained as a Base Rate Loan; and
(b)    each outstanding Eurodollar Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a Eurodollar Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan.
SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.8(c) and is revoked in accordance therewith), except if pursuant to Section 2.6(b) or 2.15, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
SECTION 2.17 Taxes. (a) Issuing Bank; FATCA. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if such Recipient fails to provide notice to such Loan Party of the imposition of any Indemnified Taxes within 180 days following the receipt of actual written notice of the imposition of such Indemnified Taxes from the relevant Governmental Authority, there will be no obligation for such Loan Party to pay interest or penalties with respect to such Indemnified Taxes that are attributable to the period beginning after such 180th day and ending fourteen (14) days after such Loan Party receives notice of the imposition of such Indemnified Taxes from such Recipient. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any other Recipient, the Loan Parties shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Loan Parties. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A) and (ii)(B) and 2.17(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; and
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(h)    Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(k)    Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon and fees with respect thereto. All such payments shall be made to the Administrative Agent at its offices at 452 5th Avenue, Corporate Trust and Loan Agency, New York, NY 10018, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If, at any time, (A) insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder or (B) following the occurrence of an Event of Default and in connection with an Enforcement Action, the Administrative Agent receives proceeds pursuant to the exercise of any right or remedies accorded to the Administrative Agent pursuant to, or by the operation of any of the terms of the Security Documents, including insurance proceeds, condemnation proceeds or proceeds from the sale or disposition of Collateral or other Enforcement Action, such funds shall be applied (i) first, to the Administrative Agent to reimburse the Administrative Agent in payment of costs, expenses and indemnities owing to it under the

Loan Documents, including the reasonable costs and expenses of the Administrative Agent in connection with any Enforcement Action, including fees and expenses of counsel, second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, third, towards payment of principal and unreimbursed LC Disbursements then due hereunder and, in connection with clause (B) above, to payment of all other Secured Obligations, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties and fourth, to cash collateralize Letters of Credit outstanding hereunder. If at any time any Lender or Issuing Bank shall for any reason obtain any payment or distribution upon or with respect to the Obligations contrary to the terms of this Agreement, whether as a result of the Administrative Agent’s exercise of any Enforcement Action in respect of the Collateral or otherwise, such Lender or Issuing Bank, as the case may be, agrees that it shall have received such amounts in trust, and shall promptly remit such excess amount to the Administrative Agent to be applied in accordance with the terms of this Agreement.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing to them; provided that:
(x)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(y)    the provisions of this Section 2.18(c) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.20 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.18(c) shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may in its sole discretion assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing in this Section 2.18(d) shall obligate the Administrative Agent to prefund any amount.
(e)    The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).
SECTION 2.19 Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or delivers a notice described in Section 2.15, or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, exercised in good faith, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 2.14 or 2.17, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if any Lender delivers a notice described in Section 2.15 or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a) (each such Lender, an “Increased Cost Lender”), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    in the case of any such assignment resulting from a notice of illegality under Section 2.15, such assignment will eliminate such illegality;
(v)    such assignment does not conflict with Applicable Law; and
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or Issuing Bank, as the case may be, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s or Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.19. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 9.4. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.4 on behalf of an Increased Cost Lender, Non-Consenting Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.4.
SECTION 2.20 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize (to the extent the Administrative Agent is not already holding or has a lien on Cash or Cash Equivalent Investments in a blocked account) the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than the Liens permitted under Section 6.3) or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that, to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
SECTION 2.21 Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.8, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender or to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent in its discretion, to be held in a deposit account as Cash Collateral for release in such order as the Administrative Agent shall determine in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (y) the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20 and (z) such Defaulting Lender’s future indemnity obligations to the Administrative Agent under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. (1) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(A)    Each Defaulting Lender shall be entitled to receive participation fees under Section 2.11(b) with respect to its participation in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.
(B)    With respect to any participation fees with respect to Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting

Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize (to the extent the Administrative Agent is not already holding or has a lien on Cash or Cash Equivalent Investments in a blocked account) the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.20.
(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.22 MIRE Events. Notwithstanding anything to the contrary herein, no MIRE Event may be closed until the date that is (a) if there are no Material Real Properties subject to a Mortgage in a flood zone as set forth in the flood hazard determination certifications set forth below, five (5) Business Days or (b) if there are any Material Real Properties subject to a Mortgage in a flood zone as set forth in the flood hazard determination certifications set forth below, thirty (30) days (in each case, the “MIRE Notice Period”), after the Loan Parties shall have delivered to the Administrative Agent (and the Administrative Agent has delivered copies thereof to the Lenders) of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Material Real Property subject to a Mortgage as requireed by Flood Laws and as otherwise reasonably required by the Administrative Agent; provided that any such MIRE Event may be closed prior to the end of the MIRE Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 3.1    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its property and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.
SECTION 3.2    Authorization; Enforceability. The Transactions are within the corporate or other applicable organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other applicable organizational actions and, if required, actions by stockholder and other equity holders. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.3    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary (except for Liens created by the Security Documents).
SECTION 3.4    Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, operations and cash flows (i) as of and for the fiscal year ended 2016, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2017, certified by its chief financial officer. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Neither the Borrower nor any Subsidiary has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the financial statements referred to in Section 3.4(a) or in the notes thereto. No Material Adverse Effect has occurred since December 31, 2016, and no other facts or circumstances exist nor has any development or event occurred that have had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)    All balance sheets, all statements of income, of operations and of cash flows and all other financial information of the Borrower and its Subsidiaries furnished pursuant to Section 5.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 3.4(a), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
SECTION 3.5    Properties. (a) Each of the Borrower and its Subsidiaries has (i) in the case of owned real property, good and marketable title to, (ii) in the case of owned personal property, good and valid title to and (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all its real and personal property necessary or used in the ordinary conduct of its business, except for defects in title that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.3.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, domain names and other intellectual property material to its business, taken as a whole, and the use thereof by the Borrower and its Subsidiaries does not materially infringe upon the rights of any other Person. No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any such trademarks, tradenames, copyrights, patents, domain names and other intellectual property nor is the Borrower aware of any valid basis for any such claim.
SECTION 3.6    Litigation and Environmental Matters. (a) There are no actions, suits, litigation, investigations or proceedings by, of or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened by or against or affecting the Borrower or any Subsidiary or against any of its property or assets (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve, or purport to affect or pertain to, this Agreement, any other Loan Document or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with respect to any real property owned or leased by the Borrower or any of its Subsidiaries, (i) there has been no release of Hazardous Materials at, from, or to the real property, including the soils, surface waters, or ground waters thereof, and (ii) there are no conditions at the real property which, with the passage of time, or giving of notice, or both, would be reasonably likely to result in an Environmental Liability.
(d)    Since the date of this Agreement, there has been no change in the status, or financial effect on the Borrower or any Subsidiary thereof, of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7    Compliance with Laws and Contractual Obligations; No Defaults. Each of the Borrower and its Subsidiaries is in compliance with all Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries is in compliance with all of its Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.
SECTION 3.8    Investment Company Status; Other Laws. Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or is subject to any other law restricting its ability to incur Indebtedness or which may otherwise render all or any portion of the obligations hereunder unenforceable.
SECTION 3.9    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all income, franchise and other material Tax returns and reports required to have been filed and has paid or caused to be paid all income, franchise and other material taxes required to have been paid by it or levied or imposed upon it or its properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
SECTION 3.10 ERISA Compliance. Each Plan is in compliance in all material respects with ERISA, the IRC and other Applicable Law. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No claim, action, suit, audit or investigation with respect to any Plan exists or has been commenced or, to the knowledge of the Borrower, is threatened, other than routine claims for benefits and except for such claims, actions, suits, audits and investigations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules arising under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower and each ERISA Affiliate has complied in all material respects with the Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding requirements under the Funding Rules has been applied for or obtained. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430 of the IRC) is 60% or higher and no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage to drop below such threshold as of the most recent valuation date.
SECTION 3.11 Insurance. Set forth on Schedule 3.11 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
SECTION 3.12 Margin Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the FRB), or extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock. No part of the proceeds of any Loan or drawing under any Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying, or extending credit to others to purchase or carry, any margin stock (within the meaning of Regulations T, U and X of the FRB) or for any other purpose that entails a violation of any Regulations of the FRB, including Regulation U.
SECTION 3.13 Subsidiaries; Equity Interests. As of the Effective Date, (a) the Guarantors are set forth in Part I of Schedule 3.13, (b) no Loan Party has any Subsidiaries other than those specifically disclosed in Part II of Schedule 3.13 and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part II of Schedule 3.13 free and clear of all Liens (other than Liens created by the Security Documents), (c) no Loan Party has any equity investments in any other Person other than those specifically disclosed in Part III of Schedule 3.13 and (d) all of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and nonassessable and (other than Equity Interests in the Borrower) are owned by the Borrower or such other Loan Party in the amounts specified on Part IV of Schedule 3.13 free and clear of all Liens.
SECTION 3.14 Sanctions. None of the Borrower, any of its Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of the Ukraine, Iran, North Korea, Sudan and Syria.
SECTION 3.15 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information (whether in writing or orally) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with the Loan Documents (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.16 Security Documents. (a) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Agreement, when the Administrative Agent obtains control of stock certificates representing such Pledged Stock, and in the case of all other Collateral described in the Security Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices, each security interest granted pursuant to the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filing or other action required thereunder as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral (other than Pledged Stock with respect to which the Administrative Agent has control), Liens permitted by Section 6.3).
(b)    Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the mortgaged properties described therein and proceeds thereof, and when the Mortgages are or have been filed in the appropriate offices, each such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such properties and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except for Liens permitted by Section 6.3).
SECTION 3.17 Solvency, etc. On the Effective Date after giving effect to the transactions, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties, on a consolidated basis, (a) the fair value of their assets is greater than the amount of its liabilities (including disputed, subordinated, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on its debts and other liabilities as they become absolute and matured, (c) they are able to realize upon its assets and pay their debts and other liabilities (including disputed, subordinated, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
SECTION 3.18 Real Property. As of the Effective Date, no Loan Party is the owner of any real property. Set forth on Schedule 3.18 is a complete and accurate list, as of the Effective Date, of the address of real property leased by any Loan Party, together with, in the case of a property at which assets having a value (based on depreciated value and excluding leasehold improvements) of at least $5,000,000 is located, the name and mailing address of the lessor of such property.
SECTION 3.19 Labor Matters. Except as set forth on Schedule 3.19 on the Effective Date, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters.

SECTION 3.20 Anti-Corruption. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Borrower or any of its Subsidiaries is aware or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law or anti-corruption law, including, but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Loan Parties and their respective Subsidiaries and, to the knowledge of the Borrower, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations (including other applicable anti-corruption laws) and have instituted and maintain policies and procedures designed to ensure, and which are reasonable expected to continue to ensure, continued compliance therewith.
SECTION 3.21 Use of Proceeds. The proceeds of the Loans shall be used working capital requirements and general corporate purposes including Permitted Acquisitions.
SECTION 3.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE IV
CONDITIONS PRECEDENT
SECTION 4.1    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:
(i)    a counterpart of the Guaranty executed by each Guarantor;
(ii)    a counterpart of the Security Agreement executed by each Loan Party, together with all certificates, instruments, transfer powers and other items required to be delivered in connection therewith;
(iii)    each document (including Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior to all other Liens (subject only to Liens permitted pursuant to Section 6.3), in proper form for filing, registration or recording;
(iv)    certified copies of Uniform Commercial Code and other Lien search reports dated a date near to the Effective Date, listing all effective financing statements and other Lien filings that name any Loan Party (under their current names and any previous names) as debtors, together with (A) copies of such financing statements or other Lien filings and (B) such Uniform Commercial

Code termination statements or amendments or other Lien terminations as the Administrative Agent may request;
(v)    such documents, incumbency and other certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents and any other legal matters relating to the Loan Parties, this Agreement or the Transactions (it being understood and agreed that the Administrative Agent and the Lenders shall be entitled to conclusively rely on such documents, incumbency and certificates until notice is received by the Administrative Agent from the Borrower to the contrary);
(vi)    evidence satisfactory to the Administrative Agent of the receipt of all consents required to effect the Transactions, including all regulatory approvals and licenses, if applicable;
(vii)    evidence of the existence of insurance required to be maintained pursuant to Section 5.5, together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies;
(viii)    a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.2;
(ix)    a solvency certificate as to the Borrower and its Subsidiaries, executed by a Financial Officer;
(c)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (a) Michael Otner, General Counsel of the Borrower and (b) Norton Rose Fulbright US LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(d)    Each Lender shall have received payment of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)    The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(f)    The Administrative Agent shall be satisfied that no Material Adverse Effect has occurred since December 31, 2016 and no other facts or circumstances exist nor has any development or event occurred that have had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    The Administrative Agent shall have received audited financial statements and financial statements prepared by Borrower for the two years prior to the Effective Date and projections for the period of five years beginning on the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m. on December 22, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.2    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) as of such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
So long as any Lender has any Commitment hereunder, any Loans, any Obligations or any other amount payable hereunder or under any other Loan Document has not been paid in full, or any Letter of Credit remains outstanding, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 5.1    Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent and each Lender:
(a)    as soon as possible, but in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without any qualification or exception which (x) is of a “going concern” or similar nature, or (y) relates to the limited scope of examination of matters relevant to such financial statement or (z) relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    as soon as possible, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower’s consolidated balance sheet and related statements of operations, income and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed and executed Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be; and
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, information and certifications regarding whether the Guarantors constitute “eligible contract participants” as defined in the Commodity Exchange Act and the regulations thereunder), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 5.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at a website address specified pursuant to Section 9.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent, such as DebtDomain); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopy or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 5.2    Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender written notice of the following:
(a)    promptly, and in any event within three (3) Business Days after a Responsible Officer obtains actual knowledge thereof, the occurrence of any Default or Event of Default;
(b)    promptly, and in any event within three (3) Business Days after a Responsible Officer obtains actual knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    promptly upon a Responsible Officer obtaining actual knowledge thereof, the occurrence of any ERISA Event (or the maintenance, commencement or, to the knowledge of the Borrower, threat of any claim, action, suit, audit or investigation with respect to any Plan other than routine claims for benefits) that, alone or together with any other ERISA Events that have occurred (and any such claims, actions, suits, audits or investigations with respect to any Plan that are being maintained or have commenced or, to the knowledge of the Borrower, have been threatened) could reasonably be expected to result in liability of the Borrower, its Subsidiaries or its ERISA Affiliates in an aggregate amount exceeding the Threshold Amount;
(d)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.1 or any other clause of this Section 5.2;
(e)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(f)    promptly upon the Borrower or any other Loan Party obtaining knowledge thereof, of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
(g)    promptly upon a Responsible Officer obtaining actual knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including, without limitation, any such development regarding (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3    Existence; Conduct of Business; Governmental Approvals. The Borrower shall, and shall cause each Subsidiary to, do, obtain and maintain or cause to be done, obtained and maintained, all Governmental Approvals and all other things necessary to (a) preserve, renew and keep in full force and effect its legal existence and good standing (or its jurisdictional equivalent) under the laws of the jurisdiction of its organization, (b) maintain all requisite power and authority to carry on its business as now conducted, (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect its qualification to do business in, and its good standing (or its jurisdictional equivalent) in, every jurisdiction where such qualification is required, and (d) preserve, renew and keep in full force and effect all other rights, qualifications, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.4.
SECTION 5.4    Payment of Obligations. The Borrower shall, and shall cause each Subsidiary to, pay as the same shall become due and payable all of its material Tax liabilities and all of its other obligations which, if unpaid, may reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto if required in accordance with GAAP.
SECTION 5.5    Maintenance of Properties; Insurance. The Borrower shall, and shall cause each Subsidiary to, (a) keep and maintain all property material and necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) maintain, with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as lenders’ loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an insured with respect to each policy of liability insurance and (ii) providing that 30 days’ notice shall be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. If at any time the area in which any fee-owned real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each other Loan Party to, obtain flood insurance in such total amount as required by Regulation H of the FRB, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
SECTION 5.6    Books and Records; Inspection Rights. (a) The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied are made of all dealings and transactions in relation to its assets, business and activities.
(b)    The Borrower shall, and shall cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours upon reasonable advance notice to the Borrower; provided, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. All such inspections or audits by the Administrative Agent shall be at the Borrower’s expense; provided that so long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once in each fiscal year. Notwithstanding the foregoing, neither the Borrower not its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any document, book, record or other matter, that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or other representatives is then prohibited by Applicable Law or any agreement binding on the Borrower or its Subsidiaries or (iii) is protected from disclosure by the attorney-client privilege or the attorney work product privilege.
SECTION 5.7    Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to comply with Applicable Law (including Environmental Laws and Anti-Money Laundering Laws) except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.8    Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used only for working capital and general corporate purposes including Permitted Acquisitions. No part of the proceeds of any Loan or Letter of Credit shall be used, whether directly or indirectly, for any purpose that entails a violation of any Regulation of the FRB, including Regulations T, U and X.

SECTION 5.9    Further Assurances. (a) The Borrower shall take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may request from time to time, at the Borrower’s expense, to carry out more effectively the purposes of the Loan Documents and to ensure that the Secured Obligations are secured by substantially all of the assets of the Loan Parties as well as all Equity Interests of each Domestic Subsidiary (other than an Excluded Domestic Subsidiary) and 65% of all voting Equity Interests (and 100% of all non-voting Equity Interests) of each Foreign Subsidiary and Foreign Subsidiary Holdco that, in each case, is owned directly by the Borrower or a Domestic Subsidiary (other than a Foreign Subsidiary Holdco), and guaranteed by each Domestic Subsidiary (other than an Excluded Domestic Subsidiary) including, upon the acquisition or creation thereof, any such Domestic Subsidiary which is a Material Subsidiary acquired or created after the Effective Date, in each case as the Administrative Agent may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, Mortgages, financing statements and other documents, and the filing, registering or recording (or re-filing, re-registering or re-recording) of any of the foregoing, in each such case to the extent required pursuant to the terms hereof and (ii) the delivery of certificated securities and other Collateral required to be provided under the Security Agreement with respect to which perfection is obtained by possession.
(b)    With respect to any fee interest in any Material Real Property acquired after the Effective Date by the Borrower or any Subsidiary, promptly, and in any event within 30 days of acquiring such interest in such real property (or such later date as may be required pursuant to the last sentence of this clause (b)), (i) execute and deliver a first priority Mortgage (subject only to Permitted Encumbrances applicable to the property subject to such Mortgage), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide copies of such title policies (and endorsements), insurance policies, surveys, appraisals, environmental reports, flood zone determinations and UCC financing statements to be filed, in each case, in connection with such Mortgage as the Administrative Agent or the Required Lenders may reasonably request, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; provided, however, if the real property is in a “flood hazard area” or has flood zone status, the Borrower shall provide to the Administrative Agent (which requirement cannot be waived) which will provide copies thereof to each Lender, prior to entering into such Mortgage, a policy of flood insurance that covers any parcel of improved real property that is encumbered by a Mortgage in an amount sufficient to comply with Flood Laws, or such other evidence of flood insurance satisfactory to the Administrative Agent, together with such other flood-related documentation as such Administrative Agent or any Lender may request, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any Material Real Property acquired by any Loan Party after the Effective Date until the date that is (a) if such Mortgage relates to a property not located in a flood zone as set forth in the flood hazard determination described below, five (5) Business Days or (b) if such Mortgaged relates to a property located in a flood zone as set forth in the flood hazard determination described below, thirty (30) days, after the Loan Parties have delivered to the Administrative Agent (and the Administrative Agent has delivered to the Lenders) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available; and (iii) if required by Flood Laws, evidence of required flood insurance.
(c)    If any additional Domestic Subsidiary that is a Material Subsidiary is formed or acquired after the Effective Date, or if any Domestic Subsidiary that was not a Material Subsidiary becomes a Material Subsidiary (other than, in any such case, an Excluded Domestic Subsidiary), or if any Domestic Subsidiary that is a Material Subsidiary that was an Excluded Domestic Subsidiary ceases to be an Excluded Domestic Subsidiary, then the Borrower shall promptly, and in any event within 30 days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Domestic Subsidiary is formed or acquired or such Domestic Subsidiary becomes a Material Subsidiary, as applicable, notify the Administrative Agent thereof and cause such Domestic Subsidiary to become a Guarantor by delivering to the Administrative Agent joinders to the Guaranty, the Security Agreement and the other applicable Security Documents (in each case in the form contemplated thereby), duly executed and delivered by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions thereof, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    The Borrower shall furnish to the Administrative Agent at least 30 days’ prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number.
(e)    Not later than five days after delivery of financial statements pursuant to Sections 5.1(a) and (b), the Borrower shall deliver to the Administrative Agent a certificate duly executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Section 4.7(e) of the Security

Agreement or (ii) confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section.
ARTICLE VI
NEGATIVE COVENANTS
So long as any Lender has any Commitment hereunder, any Loans, any Obligations or any other amount payable hereunder or under any other Loan Document has not been paid in full, or any Letter of Credit remains outstanding, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 6.1    Financial Covenants.
(a)    Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Computation Period to be less than 3.50 to 1.00.
(b)    Total Net Leverage Ratio. The Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such period; provided that after the consummation or making of any Specified Acquisition, subject to the Required Lenders’ consent (which consent may be requested by the Borrower and given by the Required Lenders after such consummation, in the sole and absolute discretion of the Required Lenders), such maximum Total Net Leverage Ratio may be increased by 0.50 to 1.00 solely for the last day of any Computation Period which includes the date on which such Specified Acquisition is consummated or made; provided further that unless the Required Lenders otherwise agree, (i) the maximum Total Net Leverage Ratio shall not be increased pursuant to the foregoing proviso for more than four consecutive Computation Period and (ii) following any period of four consecutive Computation Periods in which the Total Net Leverage Ratio is increased pursuant to the foregoing proviso there shall be at least two consecutive Computation Periods in which the Total Net Leverage Ratio is not increased pursuant to the foregoing proviso.

Computation Period Ending	Maximum Total Net Leverage Ratio
December 31, 2017 – December 31, 2019	3.50 to 1.00
March 31, 2020 – December 31, 2020	3.25 to 1.00
March 31, 2021 and thereafter	3.00 to 1.00

SECTION 6.2    Indebtedness. The Borrower shall not, and shall cause or permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.2, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other amount paid, and reasonable fees and expenses incurred, in connection with such extension, renewal or replacement, or change any direct or contingent obligor with respect thereto, or shorten the average life to maturity thereof;
(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and shall be subordinated in right of payment to the Secured Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (ii) any such Indebtedness owing to a Loan Party by any Subsidiary that is not a Loan Party and in an amount in excess of $2,000,000 shall be evidenced by a promissory note which shall have been pledged pursuant to the Security Agreement and (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.6(c);
(d)    Guarantees by the Borrower of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary; provided that any such Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.6(c);
(e)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000;
(f)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation or anticipation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $15,000,000 at any time outstanding, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other amount paid, and reasonable fees and expenses incurred, in connection with such extension, renewal or replacement, or change of any direct or contingent obligor with respect thereto or shortening of the average life to maturity thereof;
(g)    Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;
(h)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedging Agreement permitted under Section 6.7;
(i)    contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 6.4 and purchasers in connection with Dispositions permitted under Section 6.5;
(j)    unsecured Indebtedness constituting Credit Agreement Refinancing Indebtedness;
(k)    Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;
(l)    Indebtedness of the Borrower in respect of the Convertible Notes (but not any extensions or increases in respect thereof);

(m)    Indebtedness in connection with letters of credit issued and outstanding as of the Effective Date;
(n)    Indebtedness constituting intercompany payables owing to the Borrower or any Subsidiary and generated in the ordinary course of business from ordinary trading activity, including transfer pricing; and
(o)    additional unsecured Indebtedness of the Borrower; provided that (i) no Event of Default then exists or would result therefrom, (ii) after giving effect to the incurrence thereof on a pro forma basis (x) the Total Net Leverage Ratio for the most recently ended Computation Period is (A) at least 0.50 to 1.00 less than the maximum Total Net Leverage Ratio set forth in Section 6.1(b) for such Computation Period, in the case of any Computation Period ending on or prior to December 31, 2019, (B) at least 0.25 to 1.00 less than the maximum Total Net Leverage Ratio set forth in Section 6.1(b) for such Computation Period, in the case of any Computation Period ending after December 31, 2019 and on or prior to December 31, 2020 and (C) not in excess of the maximum Total Net Leverage Ratio set forth in Section 6.1(b) for such Computation Period, in the case of any Computation Period ending after December 31, 2020; provided that in the case of clauses (A) and (B), if the Required Lenders consent thereto, the Total Net Leverage Ratio after giving effect to such incurrence on a pro forma basis may exceed the level described in clause (A) or (B), as applicable, so long as such Total Net Leverage Ratio does not exceed the maximum Total Net Leverage Ratio set forth in Section 6.1(b) for the applicable Computation Period; and (y) the Interest Coverage Ratio for the most recently ended Computation Period is equal to or greater than the Interest Coverage Ratio set forth in Section 6.1(a) for such Computation Period, (iii) such Indebtedness shall be on terms that are no more restrictive, when taken as a whole, than the terms under this Credit Agreement, except to the extent (x) applicable only to periods after the later of the Term Loan Maturity Date or the Revolving Maturity Date or (y) reasonably acceptable to the Administrative Agent, (iv) such Indebtedness shall not mature earlier than the date 91 days after the later of the Term Loan Maturity Date or the Revolving Maturity Date and (v) such indebtedness have a weighted average life to maturity no shorter than the weighted average life to maturity of the Term Loans; provided, further, that at the option of the Borrower, the foregoing clauses (iv) and (v) shall not apply to Indebtedness incurred pursuant to this clause (o) in an aggregate outstanding principal amount not to exceed $50,000,000.
SECTION 6.3    Liens. The Borrower shall not, and shall not cause or permit any Subsidiary to, and shall not cause or permit any Loan Party which is a Mortgagor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.3; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation or anticipation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(e)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.2, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the fixed or capital assets being acquired, constructed or improved and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
(f)    Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business;
(g)    cash collateral to secure obligations of the Borrower in connection with letters of credit permitted under Section 6.2(m);
(h)    with respect to Investments of the Borrower and its Subsidiaries in the form of Equity Interests, drag along rights, tag along rights, rights of first offer, rights of first refusal and other similar obligations and limitations; and
(i)    other Liens that do not, individually or in the aggregate, secure obligations or Indebtedness in excess of $10,000,000 outstanding at any time.
SECTION 6.4    Fundamental Changes. The Borrower shall not, and shall not cause or permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, or purchase or otherwise acquire all or substantially all of the assets or Equity Interests of any class of, or any partnership or joint venture interest in, any other Person, or change its jurisdiction of incorporation or organization or the form or type of its organization, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that any such merger involving a Loan Party shall result in the surviving entity being (or becoming at the time of such transaction) a Loan Party, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, provided that in the case of a transfer by a Loan Party to a Subsidiary that is not a Loan Party, such transfer shall only be permitted to the extent it otherwise constitutes a permitted Investment under Section 6.6, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and, immediately prior to such liquidation or dissolution, such Subsidiary has no material assets and (v) any Acquisition (a “Permitted Acquisition”) by the Borrower or any Wholly Owned Subsidiary, where:
(A)    the business or division acquired shall be for use, or the Person acquired shall be engaged, in the businesses engaged in by the Loan Parties on the date hereof or businesses similar or reasonably related thereto (as determined by the Borrower’s board of directors);
(B)    immediately before and after giving effect to such Acquisition, no Default shall exist;
(C)    immediately after giving effect to such Acquisition, the Borrower shall be in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.1;
(D)    in the case of the Acquisition of any Person, such Acquisition is not a hostile acquisition and the board of directors or other applicable managing entity of such Person shall have approved such Acquisition and such approval shall not have been withdrawn or revoked;
(E)    reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;
(F)    in the case of any Acquisition (or series of related Acquisitions) for aggregate consideration (other than any such consideration consisting of, or financed with the proceeds of, Equity Interests of, or capital contributions to, the Borrower (other than Disqualified Equity Interests) issued or made substantially contemporaneously with such Acquisition,) of at least $40,000,000, by not less than ten Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12-month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrower’s calculation of pro forma EBITDA relating thereto and of the financial ratios set forth in Section 6.1 on a pro forma basis;
(G)    with respect to any Acquisition of a Person that is not required to become (and does not become) a Loan Party or of any assets located outside the United States, except to the extent consisting of, or financed with the proceeds of, Equity Interests of, or capital contributions to, the Borrower (other than Disqualified Equity Interests) issued or made substantially contemporaneously with such Acquisition, the portion of the total consideration paid in connection with such Acquisition allocable to such acquired Person or such assets located outside of the United States, together with the portion of the total consideration paid in connection with any other acquisitions pursuant to this Section 6.4(v)(G) of Persons that are not required to become (and do not become) Loan Parties or of assets located outside the United States, shall not in the aggregate after the Effective Date exceed the greater of

(x) $50,000,000 and (y) 5.0% of Consolidated Total Assets (tested as of the date each such Acquisition based on the Borrower’s balance sheet as of the last day of the most recently ended fiscal quarter of the Borrower); provided that the amount of such consideration may exceed such greater amount (but shall not in any event exceed 7.5% of Consolidated Total Assets (tested as of the date each such Acquisition based on the Borrower’s balance sheet as of the last day of the most recently ended fiscal quarter of the Borrower)) to the extent allocable to assets located outside the United States which are owned by a Loan Party and constitute Collateral pursuant to security documentation in form and substance reasonably satisfactory to the Administrative Agent and governed by the laws of such jurisdiction(s) as the Administrative Agent may reasonably request; and
(H)    the provisions of Section 5.9 shall have been satisfied (or shall be satisfied within the time periods specified in such Section).
SECTION 6.5    Disposition of Property. The Borrower shall not, and shall not cause or permit any Subsidiary to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:
(a)    the Disposition of obsolete or worn out property in the ordinary course of business;
(b)    (i) the sale of inventory or (ii) licensing in connection with the sale of the Borrower’s products and services, in each case in the ordinary course of business;
(c)    the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor;
(d)    any Disposition of assets (i) from one Foreign Subsidiary to another Foreign Subsidiary, (ii) from one Loan Party to another Loan Party or (iii) from a Subsidiary to a Loan Party;
(e)    sales of (i) Cash Equivalent Investments and (ii) Investments listed in Section 6.6(j), (k) and (l) in the ordinary course of business and for fair market value;
(f)    Dispositions for the abandonment of unnecessary trademarks, patents, patent applications and related rights if the Borrower determines in good faith that such abandonment is in the best interests of the Borrower and its Subsidiaries; and
(g)    the Disposition of other property not described in clauses (a) through (f) above for not less than fair market value as long as (i) at least 75% of the consideration therefor consists of cash and Cash Equivalent Investments, (ii) the Borrower complies with Section 2.10 in connection with such Disposition, (iii) the aggregate fair market value of the properties subject to a Disposition pursuant to this clause (f) in any fiscal year does not exceed $75,000,000 and (iv) the aggregate fair market value of the properties subject to a Disposition pursuant to this clause (g) after the Effective Date does not exceed $200,000,000.
SECTION 6.6    Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower shall not, and shall not cause or permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Investment, except:

(a)    Cash Equivalent Investments; provided that, any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held pursuant to this clause (a) notwithstanding that such Investment if made thereafter would not comply with such requirements;
(b)    Investments by the Borrower and each Subsidiary in the Equity Interests of its Subsidiaries; provided that (x) any Investments in Equity Interests held by the Company or any other Loan Party shall be pledged to the extent required under and in accordance with the requirements of Section 5.9 and (y) the aggregate amount of Investments made by any Loan Party after the Effective Date in any Subsidiary that is not a Loan Party in reliance on this clause (b), when combined with (i) the aggregate outstanding amount of loans and advances made by any Loan Party to any Subsidiary that is not a Loan Party in reliance on clause (c) below and (ii) the aggregate amount of Guarantees made by any Loan Party of outstanding Indebtedness of any Subsidiary that is not a Loan Party in reliance on clause (c) below, shall not exceed $25,000,000 at any time;
(c)    loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, and Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary permitted under Section 6.2; provided that the sum of (i) the aggregate outstanding amount of loans and advances made by any Loan Party to any Subsidiary that is not a Loan Party in reliance on this clause (c), (ii) the aggregate amount of Guarantees made by any Loan Party of outstanding Indebtedness of any Subsidiary that is not a Loan Party in reliance on this clause (c) plus (iii) the aggregate amount of Investments made by any Loan Party in any Subsidiary that is not a Loan Party in reliance on clause (b) above shall not exceed $25,000,000 at any time;
(d)    Guarantees constituting Indebtedness permitted by Section 6.2;
(e)    advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding (i) for travel, entertainment, relocation and analogous ordinary business purposes or (ii) to finance the purchase of Equity Interests of the Borrower pursuant to employee plans;
(f)    bank deposits in the ordinary course of business;
(g)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(h)    non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the Disposition of property permitted by this Agreement;
(i)    Permitted Acquisitions;
(j)    Investments listed on Schedule 6.6 as of the Effective Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.6(j) is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by this Section 6.6;

(k)    Investments by the Borrower or any Subsidiary in a Person (or a business or division thereof) which is engaged in a business then engaged in by the Loan Parties (or for use in such business of the Loan Parties) or businesses similar or reasonably related thereto (as determined by the Borrower’s board of directors), not to exceed $150,000,000 during the term of this Agreement; provided, that in the event that after giving effect to any such Investment the aggregate amount of such Investments pursuant to this clause (k) during the term of this Agreement would exceed $50,000,000, immediately after giving effect to such Investment, (i) no Default shall exist, (ii) the Borrower shall be in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.1, (iii) the sum of Unrestricted Cash plus the aggregate unused Revolving Commitments shall be at least $100,000,000 and (iv) the aggregate unused Revolving Commitments shall be at least $50,000,000;
(l)    Investments (i) in commercial paper maturing within 270 days from the date of acquisition thereof and issued by or offered by any Lender, (ii) in any variable or fixed rate notes (other than notes of the type described in clause (g) of the definition of “Cash Equivalent Investments”) issued by, or guaranteed by, any corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months from the date of acquisition or (iii) permitted by the Borrower’s cash investment policy approved by the Borrower’s board of directors (or a committee thereof) as such policy is in effect, and as disclosed to the Lenders, prior to the Effective Date and subject to any amendments or modifications to such policy as are approved by the Borrower’s board of directors (or a committee thereof) after the Effective Date and are reasonably acceptable to the Required Lenders; and
(m)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $25,000,000 during the term of this Agreement.
SECTION 6.7    Hedging Agreements. The Borrower shall not, and shall not cause or permit any Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.8    Restricted Payments. The Borrower shall not, and shall not cause or permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and its Subsidiaries may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof and so long as no Event of Default shall have occurred and be continuing, (d) the Borrower may make payments in respect of the Convertible Notes and (e) the Borrower may make Restricted Payments so long as at the time of and after giving effect to such Restricted Payment and any other transactions effected in connection therewith (i) the Total Net Leverage Ratio would not exceed 1.00 to 1.00 on a pro forma basis and (ii) no Default shall exist.

SECTION 6.9    Transactions with Affiliates. The Borrower shall not, and shall not cause or permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.8.

SECTION 6.10 Changes in Nature of Business. The Borrower shall not, and shall not cause or permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto (as determined by the Borrower’s board of directors).
SECTION 6.11 Negative Pledges; Restrictive Agreements. The Borrower shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or transfer any of its properties to any Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.12 Restriction of Amendments to Certain Documents. The Borrower shall not, and shall not cause or permit any Subsidiary to, amend or otherwise modify, or waive any rights under its articles or certificate of incorporation, bylaws, article of formation operating agreement, limited liability company agreement, partnership agreement or equivalent or comparable constitutive documents, if, in any case, such amendment, modification or waiver is could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders.

SECTION 6.13 Changes in Fiscal Periods. The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters unless the Borrower shall have provided prior written notice of such change to the Administrative Agent and shall have entered into an amendment to this Agreement and any other Loan Document to the extent necessary to reflect and eliminate the effects hereunder of such change; provided that the fiscal year of any Subsidiary acquired after the Effective Date may be changed in order to align such Subsidiary’s fiscal schedule with that of the Borrower.

SECTION 6.14 Sanctions; Anti-Corruption. (a) The Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, lender, investor or otherwise).
(b) The Borrower will not, directly or indirectly use the proceeds of the Loans or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the UK Bribery Act, the FCPA or any other applicable anti-corruption law or otherwise or (ii) for any other payment that could constitute a violation of any applicable anti-bribery law or anti-corruption law (including, without limitation the UK Bribery Act or the FCPA).
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by reason of acceleration or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect or misleading in any material respect (except for representations and warranties that are qualified by materiality, which shall not be incorrect or misleading in any respect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(a), (b) and (c), 5.2, 5.3 (with respect to the existence of any Loan Party), 5.8 or 5.9(b), (c) or (d) or in Article VI;
(e)    the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable which failure shall continue beyond any applicable grace period provided under the terms of such Material Indebtedness;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (in the case of any Material Indebtedness constituting a Guarantee) to become payable; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such voluntary sale or transfer is permitted under this Agreement;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for any property subject to a Mortgage or for a substantial part of any of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third-party insurance of a solvent insurer and as to which the insurer does not dispute coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)    any Loan Document (or any material provision thereof), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any provision of any Loan Document; or any Lien on a material part of the Collateral securing any Obligation shall, in whole or in part, fail to be a perfected Lien having the priority purported to be created thereby;
(n)    any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any Guarantee by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
(o)    a Change in Control shall occur;
then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments (if not theretofore terminated) shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower (including all amounts of LC Exposure, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Article, the Commitments (if not theretofore terminated) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower and the other Loan Parties (including all amounts of LC Exposure, whether or not the beneficiary of any then-outstanding Letter of Credit shall have demanded payment thereunder) accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. With respect to all Letters of Credit having undrawn and unexpired amounts at the time of an acceleration pursuant to this clause, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit in accordance with Section 2.5(j).

ARTICLE VIII
THE ADMINISTRATIVE AGENT
SECTION 8.1    Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 8.6, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks,

and, except as so provided, neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The obligations of the Administrative Agent and each Lender under the Loan Documents are several and not joint. Failure by any Lender to perform its obligations under the Loan Documents does not affect the obligations (or liability) of the Administrative Agent or any other Lender under the Loan Documents.

SECTION 8.3    Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such action; in no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties hereunder or in the exercise of any of its rights or powers;
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and
(iv)    shall not incur any liability for not performing any act of fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Article VII), which consent or direction to the Administrative Agent may solicit at any time, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any covenant, agreement or other term or condition set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
(e)    The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or court order or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.
SECTION 8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, at the expense of the Borrower and/or the Lenders, as applicable, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
SECTION 8.6    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint a successor, acceptable to the Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned), which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, appoint a successor acceptable to the Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any Loan Document, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by HSBC as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 8.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and Issuing Bank represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
SECTION 8.9    Enforcement.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the Security Documents and other Loan Documents against any Loan Party (including, without limitation, set-off rights) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Banks (an “Enforcement Action”); provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from enforcing its right to payment when due of the principal of and interest on its Loans, fees and other amounts owing to such Lender under the Loan Documents, (iv) any Lender from exercising setoff rights in accordance with Section 9.8 (subject to the terms of Section 2.18) or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Article VIII and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
(b)    Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, subject to the other provisions of this Agreement, take such Enforcement Action with respect to such Event of Default as shall be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and Issuing Banks and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent shall seek to enforce the Security Documents and to realize upon the Collateral in accordance with such direction; provided, however, that the Administrative Agent shall not be obligated to follow any direction by Required Lenders if the Administrative Agent reasonably determines that such direction is in conflict with any provisions of any applicable law or any Security Document, and the Administrative Agent shall not, under any circumstances, be liable to any Lenders, Issuing Banks, the Borrower, Loan Parties, Guarantor, or any other person or entity for following the direction of Required Lenders. At all times, if the Administrative Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any Enforcement Action, each of the Lenders will cooperate in good faith with respect to such Enforcement Action and will not unreasonably delay the enforcement of the Security Documents.
SECTION 8.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.11 and 9.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.3.
SECTION 8.11    Collateral and Guaranty Matters. (a) Each Lender irrevocably authorizes the Administrative Agent
(i)    to (a) execute, deliver, and perform as a collateral agent under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, (b) exercise and enforce any and all rights, powers and remedies provided to the Administrative Agent or any Lender by this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party, any Applicable Law, or any other document, instrument, or agreement, and (c) take any other action under this Agreement and each other Loan Document to which the Administrative Agent is or is intended to be a party which Administrative Agent in its sole discretion shall deem advisable and in the best interests of the Lenders. Notwithstanding the foregoing, the Administrative Agent shall not commence an Enforcement Action except at the direction of the Required Lenders; provided that if the Administrative Agent is prohibited by any court order or Applicable Law from commencing any Enforcement Action, the Administrative Agent shall not be obligated to commence such Enforcement Action until such authority is obtained. All decisions with respect to the type of Enforcement Action which is to be commenced shall be made by, and all actions with respect to prosecution and settlement of such Enforcement Action shall require the direction of the Required Lenders, and the Administrative Agent shall not be required to take any Enforcement Action in the absence of any such direction. The Administrative Agent will use its commercially reasonable efforts to pursue diligently the prosecution of any Enforcement Action, which the Administrative Agent is so authorized or directed to initiate pursuant to this Agreement. The Administrative Agent shall make available to the Lenders copies of all notices it receives in connection with the Collateral or any Enforcement Action promptly upon receipt;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(e) or any Permitted Encumbrance; and
(iii)    to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 8.11. Upon the release of any Collateral, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof shall revert to the applicable Loan Party, its successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.
(b)    The Administrative Agent may, but shall not be obligated to, take such action as it deems necessary to perfect or continue the perfection of the Liens on the Collateral held for the benefit of the Lenders. The Administrative Agent shall not release any of the Collateral held for the benefit of the Lenders, or any Liens on the Collateral held for the benefit of the Lenders, except: (i) subject to Section 9.2(b), upon the written direction of the Required Lenders; (ii) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made); (iii) the release of Collateral that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents; (iv) for Collateral consisting of a debt instrument if the indebtedness evidenced thereby has been paid in full; or (v) where such release is expressly permitted under the Loan Documents to which it is a party.
(c)    Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce this Agreement and the other Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as the Administrative Agent hereunder in accordance with the terms hereof; provided, however, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth herein and in the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into any such Security Documents against the Administrative Agent.
(d)    Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be required to exercise any discretion or take any action but shall only be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, in each case, as specified therein, and such instructions shall be binding upon the Administrative Agent and each of the Secured Parties; provided, however, that the written instructions of all of the Secured Parties shall be required where expressly provided for herein; provided, further, that the Administrative Agent shall not be required to take any action which is contrary to any provision of the Security Documents or Applicable Law.

(e)    Notwithstanding any other provision of the Security Documents, in no event shall the Administrative Agent be required to foreclose on, or take possession of, the Collateral, if, in the judgment of the Administrative Agent, such action would be in violation of any Applicable Law, rule or regulation pertaining thereto, or if the Administrative Agent reasonably believes that such action would result in the incurrence of liability by the Administrative Agent for which it is not fully indemnified by the Secured Parties.
(f)    The Administrative Agent shall not be responsible to the other Secured Parties for (i) any recital statements, representations or warranties by the Borrower or any of the Secured Parties (other than the Administrative Agent) contained in this Agreement or the Loan Documents, or any certificate or other document delivered by the Borrower or any of the other Secured Parties thereunder, (ii) the value, validity, effectiveness, genuineness, enforceability (other than as to the Administrative Agent with respect to such documents to which the Administrative Agent is a party) or sufficiency of this Agreement or any other document referred to or provided for herein or therein or of the Collateral held by the Administrative Agent hereunder, (iii) the performance or observance by the Borrower or any of the Secured Parties (other than as to itself) of any of their respective agreements contained herein or therein, nor shall the Administrative Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Administrative Agent), the validity of the title of the Borrower to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(g)    The Administrative Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and under any of the Security Documents or in connection herewith and therewith or any other matters relating hereto and thereto.
(h)    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.
(i)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor, maintain or insure any portion of the Collateral.
(j)    The powers conferred on the Administrative Agent under the Agreement and related Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Administrative Agent shall have no other duty as to the Collateral, whether or not the Administrative Agent or any of the other Lenders or Issuing Banks has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Administrative Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.
(k)    The Administrative Agent may refrain from enforcing the Collateral unless instructed by the Required Lenders. The Administrative Agent may, subject to any contrary instructions from the Required Lenders, cease enforcement at any time.
SECTION 8.12    Lender Provided Hedging Agreements and Lender Provided Financial Service Products. No holder of Secured Obligations in respect of Lender Provided Hedging Agreements or Lender Provided Financial Service Products shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, such Secured Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate of a Lender.
SECTION 8.13    Merger. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.
ARTICLE IX
MISCELLANEOUS
SECTION 9.1    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or (if arrangements for doing so have been approved by the Administrative Agent) electronic communication as follows:
(i)    if to the Borrower or any other Loan Party, to it at 350 Hudson Street, New York, NY 10014, Attention of the Chief Financial Officer with copies to: (A) Medidata Solutions, Inc., 194 Wood Avenue South, 3rd Floor, Iselin, NJ 08830, Attention of the General Counsel and (B) Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, NY 10019, Attention of Warren Nimetz (E-mail: warren.nimetz@nortonrosefulbright.com);
(ii)    if to the Administrative Agent, to HSBC Bank USA, National Association at 452 Fifth Avenue, New York, NY 10018, Attention of Loan Agency (Telephone No. 212 525 7253 or 212 525 1529, E-mail: ctlany.loanagency.us.hsbc.com);

(iii)    if to HSBC Bank USA, National Association in its capacity as Issuing Bank, to it at 1212 Avenue of the Americas, New York, NY 10036, Attention of Global Trade & Receivables Finance (GTRF), c/o Williams Lea Tag (E-mail: gtrf.uscs@us.hsbc.com), and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder; and
(iv)    if to a Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    The Borrower (on behalf of itself and each other Loan Party) agrees that (A) the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) (including of materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”)) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform, and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) any notification of changes in the terms of the Facilities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental, consequential, punitive or exemplary damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.2    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the

Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    No Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement in writing entered into with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the Guarantors from their obligations under the Guaranty, or release all or substantially all of the Collateral, in either case any transaction or series of related transactions, in each case without the written consent of each Lender, or (vii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be; provided further that the consent of the applicable Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of the Lenders under any Facility in respect of payments hereunder in a manner different than such amendment affects the other Facilities.
(c)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrower to the extent necessary pursuant to Section 6.13 or in order to evidence and implement any increase in Revolving Commitments pursuant to Section 2.4(a) and any increase in Term Loans pursuant to Section 2.4(b).
(d)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the Term Loans, and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (and any applicable Loan Party party to such Loan Document) (i) if such amendment, supplement, modification or waiver is delivered in order to (x) cure ambiguities, omissions, mistakes or defects, to fix incorrect cross references or similar inaccuracies or to effect administrative, technical, immaterial or other similar changes not materially adverse to the Lenders (as reasonably determined by the Administrative Agent and the Borrower (or such other Loan Party) or (y) cause any Security Document to be consistent with this Agreement and the other Loan Documents, (ii) for technical changes if the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days following the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification, supplement or waiver, (iii) or may enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Secured Party under any Loan Document, and (iv) in order to require the Administrative Agent’s prior written consent for any Lender, Issuing Bank or Affiliate of any of the foregoing to exercise any right of setoff pursuant to Section 9.8 in the event that the Administrative Agent determines such amendment to be necessary or advisable based on the grant of any Collateral located in a particular jurisdiction.
SECTION 9.3    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, subject to any separate agreement between the Borrower and the Arranger as to the amount thereof) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery, recordation and filing (including all recording and filing fees, and all mortgage, intangible and other taxes, but without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Section 2.14 or Section 2.17) and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of counsel for the Administrative Agent, any Lender or any Issuing Bank, provided that any such fees, charges and disbursements of counsel shall be limited to the fees, charges and disbursements of a single firm of primary counsel plus one firm of regulatory counsel and one firm of local counsel for each relevant jurisdiction for the Administrative Agent and all Lenders and Issuing Banks, plus such additional counsel as may be necessary in connection with any actual or potential conflict of interest or the availability of differing claims or defenses (as reasonably determined by the affected party)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including without limitation in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party and whether or not an Indemnitee is a party thereto, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a), or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees (x) to pay with respect to clause (a) of this Section, and (y) indemnify with respect to clause (b) of this Section, Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this clause (d) are subject to the provisions of Section 2.18(e).

(d)    Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, and in no event shall any Indemnitee be liable, on any theory of liability, for loss of profits, goodwill, reputation, business opportunity or for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, whether or not the Indemnitee has been advised of the possibility of damages; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations under Section 9.3(b) or the Lender’s reimbursement obligations in respect thereof under Section 9.3(c) to the extent such indirect, special, punitive, consequential or exemplary damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly (and in any event not later than thirty days) after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the other Obligations.
(g)    No Liability for Clean-Up of Hazardous Materials. In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Administrative Agent, the Administrative Agent shall not be liable to any person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Security Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any person or entity other than the Borrower, the Administrative Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.
SECTION 9.4    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facilities, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Facilities if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loans to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of each Issuing Bank shall be required for any assignment in respect of the Revolving Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (payable by assignor or assignee); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person or relative(s) thereof).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Borrower, each Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices at 452 Fifth Avenue, New York, NY 10018 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Borrower’s and such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees to cooperate with the Borrower to effect the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or result in any increase in the obligations of Borrower hereunder.
(f)    Granting Lender/SPV. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan when required hereunder and otherwise pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPV nor the exercise by any SPV of such option shall entitle such SPV to receive any greater payment under Section 2.14, 2.16 or 2.17, with respect to all or any part of a Loan, than the Granting Lender would have been entitled to receive, (ii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes, including approval of any consent, amendment, waiver or other modification of the Loan Documents, remain the Lender hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.4, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender and (with the consent of the Borrower and the Administrative Agent) assign all or a portion to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
SECTION 9.5    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.16, 2.17, 2.18 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments, the resignation and removal of the Administrative Agent, or the termination of this Agreement or any provision hereof.
SECTION 9.6    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law (and, in the event that the Secured Obligations are at such time secured by real property located in the state of California, after obtaining the prior written consent of the Administrative Agent), to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.9    Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principals except Title 14 of Article 5 of the New York General Obligations law.
(b)    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any other Loan Party or their properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 9.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
For purposes of this Article, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14    Confirmation of Flood Policies and Procedures. HSBC has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). HSBC, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, HSBC reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
SECTION 9.15    PATRIOT Act. Each Secured Party that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Secured Party to identify the Borrower in accordance with the PATRIOT Act.
SECTION 9.16    No Fiduciary Duty, Etc. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Secured Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Secured Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Secured Party based on an alleged breach of fiduciary duty by such Secured Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Secured Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Secured Parties shall have no responsibility or liability to the Borrower with respect thereto.
The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Secured Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Secured Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Secured Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Secured Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Secured Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Secured Party of services for other companies, and no Secured Party will furnish any such information to other companies. The Borrower also acknowledges that no Secured Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.18 Certain ERISA Matters.
(a)    As of the date each Person became a Lender party hereto to the date such Person ceases being a Lender party, each such Person represents, warrants and covenants, for the benefit of the Administrative Agent and the Arranger and their respective Affiliates, and not to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Person, as a Lender party hereto, is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best of its knowledge, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to its entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further represents, warrants covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent nor the Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial or any other investment advice in a fiduciary capacity in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MEDIDATA SOLUTIONS, INC., as Borrower

By /s/ Tarek Sherif
Name: Tarek Sherif
Title: Chief Executive Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By /s/ Asma Alghofailey
Name: Asma Algofailey
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Issuing Bank

By /s/ Fred Singh
Name: Fred Singh
Title: Sales Manager

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By /s/ Peter I. Sanchez
Name: Peter I. Sanchez
Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By /s/ Linda Alto
Name: Linda Alto
Title: Senior Vice President

BANK OF THE WEST, as a Lender

By /s/ Harry Yergey
Name: Harry Yergey
Title: Managing Director

By /s/ Karim Smires
Name: Karim Smires
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By /s/ Justin Burton
Name: Justin Burton
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ Lauren M. Girvan
Name: Lauren M. Girvan
Title: Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Lender

By /s/ Ola Anderssen
Name: Ola Anderssen
Title: Director

SILICON VALLEY BANK, as a Lender

By /s/ Matthew Griffiths
Name: Matthew Griffiths
Title: Vice President

CITIZENS BANK, N.A., as a Lender

By /s/ Christopher S. DeLauro
Name: Christopher S. DeLauro
Title: Vice President

SCHEDULE 2.1
COMMITMENTS

LENDER	REVOLVING COMMITMENT	REVOLVING COMMITMENT PERCENTAGE	TERM LOAN COMMITMENT	TERM LOAN COMMITMENT PERCENTAGE
HSBC Bank USA, National Association	$57,000,000	14.25%	$14,000,000	14.00%
Bank of America, N.A.	$57,000,000	14.25%	$14,000,000	14.00%
Bank of the West	$57,000,000	14.25%	$14,000,000	14.00%
JPMorgan Chase Bank, N.A.	$57,000,000	14.25%	$14,000,000	14.00%
PNC Bank, National Association	$57,000,000	14.25%	$14,000,000	14.00%
The Bank of Tokyo-Mitsubishi UFJ, Ltd	$43,000,000	10.75%	$11,000,000	11.00%
Silicon Valley Bank	$43,000,000	10.75%	$11,000,000	11.00%
Citizens Bank, N.A.	$29,000,000	7.25%	$8,000,000	8.00%
Total:	$400,000,000		$100,000,000

EXHIBIT A
[FORM OF]
NOTE
[______________], 20[__]
FOR VALUE RECEIVED, the undersigned, MEDIDATA SOLUTIONS, INC. (the “Borrower”), hereby promises to pay to the order of [________________] (together with its successors and permitted assigns, the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of December [__], 2017 among the Borrower, various financial institutions and HSBC Bank USA, National Association, as Administrative Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), on the dates, in the amounts and at the place provided in the Credit Agreement. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.
The Lender is authorized to record the amount and the date on which each Loan is made and each payment of principal with respect thereto in its records; provided that any failure to so record such information shall not in any manner affect any obligation of the Borrower under the Credit Agreement or this Note.
This Note may only be assigned as provided in the Credit Agreement.
This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
THIS NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

A-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first above written.
MEDIDATA SOLUTIONS, INC.
By:
Name:
Title:

A-2

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.Assignor[s]:        ________________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]
2.    Assignee[s]:        ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.    Borrower:        Medidata Solutions, Inc.
4.    Administrative Agent:    HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement

5.    Credit Agreement:    Credit Agreement dated as of December [__], 2017 among MEDIDATA SOLUTIONS, INC., the Lenders that are parties thereto, HSBC Bank USA, National Association, as Administrative Agent, and the other agents that are parties thereto
6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]

Assignment Effective Date: [____________], 20[__] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]
By:______________________________
Title:
[NAME OF ASSIGNOR]
By:______________________________
Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:______________________________
Title:
[NAME OF ASSIGNEE]
By:______________________________
Title:

[Consented to and] accepted:
HSBC BANK USA, NATIONAL ASSOCIATION, as
Administrative Agent [and Issuing Bank]
By: _________________________________
Title:
[Consented to:
MEDIDATA SOLUTIONS, INC., as Borrower
By: ________________________________
Title:            ]

ANNEX 1
[MEDIDATA SOLUTIONS, INC. – CREDIT AGREEMENT]
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.4(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.4(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest, and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform

A1-1

in accordance with their terms all of the obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender.
2.    Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or in electronic format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A1-2

EXHIBIT C
[FORM OF]
GUARANTY

GUARANTY
THIS GUARANTY (this “Guaranty”) dated as of December 21, 2017 is made by and among Medidata Solutions, Inc., a Delaware Corporation (the “Borrower”), each of the undersigned listed on the signature pages hereof under the caption “Guarantor” and each additional guarantor from time to time party hereto (each a “Guarantor” and collectively, the “Guarantors”) in favor of the Lenders, the holders of any Secured Obligations and HSBC Bank USA, National Association (“HSBC”), as Administrative Agent (in such capacity, together with any successors in such capacity, the “Administrative Agent,” and collectively with the Lenders and the holders of any Secured Obligations, the “Secured Parties”) for the Lenders.
W I T N E S S E T H:
WHEREAS, the Borrower, the lenders from time to time party thereto, and the Administrative Agent have entered into a Credit Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, certain Lenders or Affiliates of Lenders are party to and may hereafter enter into Lender Provided Hedging Agreements and Lender Provided Financial Service Products with the Loan Parties; and
WHEREAS, each Guarantor will benefit, directly and indirectly, from the making of Loans, the issuance of Letters of Credit, the Lender Provided Hedging Agreements, the Lender Provided Financial Service Products and the other transactions pursuant to the Credit Agreement and is willing to guarantee the respective Guaranteed Obligations (as defined below) as hereinafter set forth;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor, jointly and severally with each other Guarantor, agrees as follows:
SECTION 1. Defined Terms. (a) Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Credit Agreement.
(b)    For purposes of this Guaranty, the rules of interpretation set forth in Sections 1.3, 1.4 and 1.5 of the Credit Agreement shall apply as if fully set forth herein, mutatis mutandis.
SECTION 2. Guarantee. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent and the Lenders to make extensions of credit to the Borrower, each Guarantor hereby absolutely and unconditionally guarantees, as primary obligor and not merely as surety, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations. Any term or provision of this Guaranty to the contrary notwithstanding, (a) the aggregate maximum amount of the Guaranteed Obligations for which each Guarantor that is a Domestic Subsidiary shall be liable under this Guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, void or voidable under Debtor Relief Laws relating to fraudulent conveyance or fraudulent transfer, and (b) the Guaranteed Obligations, as to any Guarantor, shall not include any obligations under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product to the extent and for any period that such Guarantor’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act.
SECTION 3.Waivers. Each Guarantor unconditionally and irrevocably waives (i) notice of the acceptance of this Guaranty and of the extension, increase, amendment, renewal, substitution, modification or continuation of the Guaranteed Obligations or any part thereof, (ii) notice of any loans or other financial accommodations made or extended under the Credit Agreement, or the creation or existence of any Guaranteed Obligations; (iii) notice of the amount of the Guaranteed Obligations, subject, however, to such Guarantor’s right to make inquiry of Administrative Agent to ascertain the amount of the Guaranteed Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (v) notice of any Default or Event of Default under the Credit Agreement; and (vi) all other notices and demands to which such Guarantor might otherwise be entitled. Each Guarantor further waives unconditionally and irrevocably diligence, promptness, presentment, protest, notice or demand or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent or any other Secured Party to sue the Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, provided that if at any time any payment of all or any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and this Guaranty shall continue to be effective or be reinstated. The Administrative Agent and the holders of the Guaranteed Obligations shall have no obligation to disclose or discuss with any Guarantor their assessments of the financial condition of the Borrower. Each Guarantor represents and warrants to Secured Parties that it is currently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor further represents and warrants to Secured Parties that it has read and understands the terms and conditions of the Credit Agreement and the other Loan Documents. Each Guarantor assumes all responsibility for being and hereby covenants to keep itself informed of the Borrower’s financial condition and assets, the financial condition of other guarantors and of all other circumstances bearing upon the risk of nonpayment and nonperformance of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs under this Guaranty, and agrees that the Administrative Agent does not have any duty to advise such Guarantor of information known to it regarding those circumstances or risks.
To the fullest extent permitted by Applicable Law, each Guarantor waives the right by statute or otherwise to require the Secured Parties to institute suit against the Borrower or to exhaust any rights and remedies which the Secured Parties have or may have against the Borrower. In this regard, each Guarantor agrees that it is bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the Secured Parties by such Guarantor. Each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Borrower or by reason of the cessation from any cause whatsoever of the liability of the Borrower in respect thereof.
SECTION 4. Guarantee Absolute. This Guaranty is a guarantee of payment and not of collection, is a primary obligation of each Guarantor and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, and each Guarantor hereby irrevocably waives, to the extent permitted by law, any defenses to enforcement it may have at any time by reason of, any of the following: (a) any extension, modification, amendment, or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Obligations or any part thereof or any agreement relating thereto (including the Loan Documents) at any time or any change in time, place or manner of payment of, or in any other term of, the Guaranteed Obligations or any other obligation of any Loan Party under any Loan Document; (b) any failure or omission to enforce or assert any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, nonperfection, surrender, compromise, settlement, waiver, substitution, impairment, subordination or modification, with or without consideration, of any collateral, any other Guarantees with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations; (f) the illegality, enforceability or validity of the Guaranteed Obligations or any part thereof or the illegality, genuineness, enforceability or validity of any agreement relating thereto (including any Loan Document) or with respect to any collateral; (g) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this Guaranty even though the Administrative Agent or any other holder of a Guaranteed Obligation might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this Guaranty; (h) any change in the ownership, corporate structure or existence of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (i) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the legality, validity, enforceability or the payment when due of the Guaranteed Obligations; (j) the failure of the Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Guaranty; (k) the existence of any claim, defense (legal or equitable), deduction, recoupment, setoff or other rights which any Guarantor may have at any time against the Borrower, any other guarantor of the Guaranteed Obligations, any Secured Party or any other Person in connection herewith or an unrelated transaction or any defense, setoff, counterclaim or claim that may at any time be available to, or be asserted by, the Borrower against the Administrative Agent and the other Secured Parties; or (l) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (m) any defense arising by reason of any claim or defense based upon an election of remedies by Secured Parties; (n) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; (o) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not any Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (o) of this Section.
It is agreed that each Guarantor’s liability hereunder is several and independent of any other Guarantees or other obligations not arising under this Guaranty at any time in effect with respect to the Guaranteed Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, legality, validity, enforcement or non-enforcement of any such other Guarantees or other obligations not arising under this Guaranty or any provision of any Applicable Law purporting to prohibit payment by the Borrower of the Guaranteed Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other holder of Guaranteed Obligations.
SECTION 5. Continuing Guaranty. This Guaranty is continuing, and shall remain in effect until all Guaranteed Obligations have been indefeasibly paid in full in cash, all Commitments have terminated, all Letters of Credit have expired or terminated (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), the Loans have been repaid in full and all other amounts then due and payable under the Loan Documents have been paid in full (the “Termination Date”). This Guaranty includes Guaranteed Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guaranteed Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guaranteed Obligations after prior Guaranteed Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Guaranteed Obligation. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by Secured Parties, (b) no such revocation shall apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Secured Parties in existence on the date of such revocation, (d) no payment by any Guarantor, including the Borrower, or from any other source, prior to the date of such revocation, shall reduce the maximum obligation of such Guarantor hereunder, and (e) any payment by any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guaranteed Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligations of such Guarantor hereunder. Each Guarantor agrees and acknowledges that the Administrative Agent and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from any Guarantor or any other Person obligated for any or all of such Guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Guarantor or other Person first or from any Guarantors or other Persons pro rata or on any other basis.
SECTION 6. Keepwell Support by ECP Guarantors. Each Loan Party that is an ECP Guarantor at the time the Guaranty hereunder or the grant of any security interest under any Loan Document, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such ECP Guarantor’s obligations and undertakings under this Guaranty voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full in cash and performed in full and the occurrence of the Termination Date. Each ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
SECTION 7. Acceleration. Each Guarantor agrees that the obligations guaranteed under this Guaranty may be declared to be forthwith due and payable or may be deemed automatically to have been accelerated under the terms of the Credit Agreement or any other Loan Document following the occurrence of an Event of Default thereunder and if acceleration of the time for payment of any of the Guaranteed Obligations is subject to any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower, a reorganization of the Borrower or otherwise) preventing such acceleration, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other Loan Document shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent.
SECTION 8. Delay of Subrogation, Etc. (a) Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document, until the Termination Date, each Guarantor hereby waives with respect to the Borrower and its respective successors and assigns (including any surety) and any other party any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which such Guarantor may have or hereafter acquire against the Borrower or any other party in connection with or as a result of the Borrower’s execution, delivery and/or performance of the Credit Agreement or any other Loan Document. Each Guarantor agrees that it shall not have or assert any such rights against the Borrower or the Borrower’s successors and assigns or any other Person (including any surety), either directly or as an attempted setoff to any action commenced against such Guarantor by the Borrower (as borrower or in any other capacity) or any other Person until the Termination Date. Each Guarantor hereby acknowledges and agrees that this waiver is intended to benefit the Secured Parties and shall not limit or otherwise affect any of the Borrower’s liability hereunder, under any other Loan Document to which Borrower is a party, or the enforceability hereof or thereof.
(b) To the extent any waiver of subrogation contained in paragraph (a) is unenforceable, each Guarantor shall, until the Termination Date, withhold exercise of (i) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (x) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower, (y) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (z) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Secured Parties, and (ii) any right of contribution such Guarantor may have against any other Guarantor (including without limitation any such right of contribution). Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights the Administrative Agent or the Lenders may have against the Borrower, to all right, title and interest the Secured Parties may have in any such collateral or security, and to any right the Secured Parties may have against such other Guarantor. The Administrative Agent, on behalf of the Lenders, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights any Guarantor may have, and upon any such disposition or sale any rights of subrogation the Guarantors may have shall terminate. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the Credit Agreement.
SECTION 9. Subordination of Indebtedness. Any Indebtedness of any Loan Party now or hereafter owed to any Guarantor is hereby subordinated in right of payment to the payment of the Guaranteed Obligations, and after the occurrence and during the continuance of a Default or an Event of Default, any such Indebtedness of any Loan Party owed to such Guarantor, if collected or received by such Guarantor, shall be held in trust by such Guarantor for the holders of the Guaranteed Obligations and be immediately paid over to the Administrative Agent for application in accordance with the Credit Agreement. After the occurrence and during the continuance of any Event of Default, the Administrative Agent, on behalf of the Secured Parties, is authorized and empowered (but not obligated) to (i), in the name of each Guarantor, collect and enforce and to submit any claims in respect of such Indebtedness and to apply any amount so received to the Guaranteed Obligations and (ii) require each Guarantor to collect and enforce and to submit any claim in respect of such Indebtedness and to pay any amounts received on such obligations to the Administrative Agent for applicable to the Guaranteed Obligations.
SECTION 10. Secured Obligations; Right of Setoff. The obligations of each Guarantor under this Guaranty are secured pursuant to the Security Agreement and may be secured by one or more other documents (including one or more pledge agreements, mortgages, UCC filings, deeds of trust or other similar documents). In furtherance and not in limitation of the foregoing, the Administrative Agent and each other holder of Guaranteed Obligations shall have a Lien on and security interest in all balances, credits, deposits, accounts or moneys of or in the name of such Guarantor now or hereafter held with or owing by the Administrative Agent or such other holder of Guaranteed Obligations or each of their respective Affiliates and any and all property of every kind or description of or in the name of such Guarantor now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit, to the Administrative Agent or such other holder of Guaranteed Obligations or each of their respective Affiliates or any agent or bailee for the Administrative Agent or such other holder of Guaranteed Obligations. If an Event of Default shall have occurred and be continuing, the Administrative Agent and each other holder of Guaranteed Obligations is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law (and, in the event that the Guaranteed Obligations are at such time secured by real property located in the state of California, after obtaining the prior written consent of the Administrative Agent), to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Administrative Agent or such other holder of Guaranteed Obligations, to or for the credit or the account of any Guarantor against any and all of the obligations of any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Administrative Agent or such other holder of Guaranteed Obligations, irrespective of whether or not such Administrative Agent or such other holder of Guaranteed Obligations shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Guarantor may be contingent or unmatured or are owed to a branch or office of such Administrative Agent or such other holder of Guaranteed Obligations different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent and each other holder of Guaranteed Obligations under this Section are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent and each other holder of Guaranteed Obligations may have. The Administrative Agent and each other holder of Guaranteed Obligations shall notify any Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11. Taxes. Section 2.17 of the Credit Agreement is hereby incorporated, mutatis mutandis, by reference as if such section were set forth herein and each Guarantor agrees to observe and perform each of the terms and conditions set forth in Section 2.17 of the Credit Agreement as such section relates to such Guarantor.
SECTION 12. Representations and Warranties. Each Guarantor represents and warrants as to itself and to the Secured Parties that all representations and warranties relating to it contained in the Loan Documents are true and correct. Further, each Guarantor represents and warrants that

(i) this Guaranty nor any collateral security therefor has not been given with an intent to hinder, delay or defraud any creditor of such Guarantor; (ii) such Guarantor is not engaged, or about to engage, in any business or transaction for which its assets (other than those necessary to satisfy its obligations under this Guaranty) are unreasonably small in relation to the business or transaction, nor does such Guarantor currently intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they become due; and (iii) such Guarantor is not insolvent at the time it gives this Guaranty, and the giving of this Guaranty and any collateral security provided in connection herewith will not result in such Guarantor’s becoming insolvent. Each Guarantor hereby covenants and agrees that, as long as this Guaranty remains in effect, such Guarantor (i) shall incur no indebtedness beyond its ability to repay the same in full in accordance with the terms thereof; and (ii) shall not take any action, or suffer to occur any omission, which could be reasonably likely to give rise to a claim by any third party to set aside this Guaranty, or in any manner materially impair Secured Parties’ rights and privileges hereunder or thereunder. In addition to the foregoing, each Guarantor covenants that, until the indefeasible payment in full in cash of the Guaranteed Obligations and the occurrence of the Termination Date, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.
SECTION 13. Releases. Each Guarantor consents and agrees that, without notice to or by such Guarantor and without affecting or impairing the obligations of such Guarantor hereunder, the Secured Parties may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Credit Agreement, any Notes, or any of the other Loan Documents or may grant other indulgences to the Borrower in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Credit Agreement, any Notes, or any of the other Loan Documents, or may, by action or inaction, release or substitute any other Guarantor, if any, of the Guaranteed Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guaranteed Obligations (including the Collateral) or any other guaranty of the Guaranteed Obligations, or any portion thereof.
SECTION 14. No Election. Secured Parties shall have the right to seek recourse against any Guarantor to the fullest extent provided for herein and no election by Secured Parties to proceed in one form of action or proceeding, or against any Guarantor or other party, or on any obligation, shall constitute a waiver of Secured Parties’ right to proceed in any other form of action or proceeding or against any other Guarantor or other parties unless Secured Parties have expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Secured Parties under any document or instrument evidencing the Guaranteed Obligations shall serve to diminish the liability of Guarantors under this Guaranty except to the extent that Secured Parties finally and unconditionally shall have realized indefeasible payment by such action or proceeding.
SECTION 15. Performance under this Guaranty. In the event that the Borrower fails to make any payment of any Guaranteed Obligations on or before the due date thereof, each Guarantor immediately shall cause such payment to be made.

SECTION 16. Primary Obligations. Each Guarantor agrees that it is directly, jointly and severally with each other Guarantor, liable to the Secured Parties, that the obligations of such Guarantor hereunder are independent of the obligations of the Borrower or any other Guarantor, and that a separate action may be brought against such Guarantor, whether such action is brought against the Borrower or another Guarantor or whether the Borrower or any such other Guarantor is joined in such action. Guarantor agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Secured Parties of whatever remedies they may have against the Borrower or any other Guarantor, or the enforcement of any lien or realization upon any security any Secured Party may at any time possess. Each Guarantor agrees that any release which may be given by the Secured Parties to Borrower or any other Guarantor shall not release such Guarantor. Each Guarantor consents and agrees that the Secured Parties shall be under no obligation to marshal any property or assets of the Borrower or any other Guarantor in favor of such Guarantor, or against or in payment of any or all of the Guaranteed Obligations.
SECTION 17. Miscellaneous.
(a)    Payments, delivery, etc. Pursuant to the Credit Agreement, (a) this Guaranty has been delivered to the Administrative Agent and (b) the Administrative Agent is authorized to enforce this Guaranty on behalf of the Secured Parties. All payments by any Guarantor pursuant to this Guaranty shall be made to the Administrative Agent (and any amount received by the Administrative Agent for the account of a Secured Party shall, subject to the other provisions of this Guaranty, be deemed received by such Secured Party upon receipt by the Administrative Agent). All amounts due pursuant to this Guaranty shall be payable promptly (and in any event not later than thirty (30) days) after demand therefor.
(b)    Successors and Assigns. No Guarantor may assign or delegate any of its rights or obligations hereunder, but this Guaranty and such obligations shall be fully binding upon the successors of such Guarantor, as well as such Guarantor. This Guaranty shall apply to and inure to the benefit of and be enforceable by each Secured Party and its successors and permitted assigns. Without limiting the generality of the immediately preceding sentence, to the extent and in the manner provided for in the Credit Agreement, any Secured Party may assign, grant a participation in, or otherwise transfer all of the Guaranteed Obligations held by it or any portion thereof or assign or otherwise transfer all or a portion of its rights and obligations under the Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any other Person, and such other Person shall thereupon become entitled to all of the benefits in respect thereof granted to such Secured Party hereunder or otherwise.
(c)    Counterparts; Integration; Effectiveness. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.

(d)    Additional Guarantors. At any time after the date of this Guaranty, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a joinder in the form of Exhibit A to this Guaranty (the “Joinder”). Immediately upon such execution and delivery of the Joinder to the Administrative Agent (and without any further action), each such additional Person will become a party to as a Guarantor, and will be bound by the terms of, this Guaranty (such Person being referred to as an “Additional Guarantor”). Each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Joinder.
(e)    Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
(f)    Governing Law. This Guaranty and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principals except Title 14 of Article 5 of the New York General Obligations law.
(g)    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to the Guarantor or the Administrative Agent shall be given to each such party at its address on the signature page hereto.
(h)    Jurisdiction. Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any other holder of Guaranteed Obligations or any Related Party of the foregoing in any way relating to this Guaranty or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Guaranty or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Guaranty shall affect any right that the Administrative Agent, any Lender or any other holder of Guaranteed Obligations may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor, any other Loan Party or their properties in the courts of any jurisdiction.
(i)    Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in Section 17(h) of this Guaranty. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(j)    Waiver of Jury Trial. EACH GUARANTOR AND (BY ACCEPTING THE BENEFIT HEREOF) EACH HOLDER OF GUARANTEED OBLIGATIONS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR AND (BY ACCEPTING THE BENEFITS HEREOF) EACH HOLDER OF GUARANTEED OBLIGATIONS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(k)    Third-Party Beneficiaries. This Guaranty is made and entered into for the sole protection and legal benefit of the parties hereto, the Secured Parties and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder), and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Guaranty.
(l)    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.
(m)    Release; Reinstatement. This Guaranty shall remain in full force and effect until, and shall automatically terminate at such time as, all Guaranteed Obligations have been indefeasibly paid in full in cash and the Termination Date has occurred. The Guaranteed Obligations shall not be considered indefeasibly paid for purposes of this Guaranty unless and until all payments to the Secured Parties are no longer subject to any right on the part of any person whomsoever, including the Borrower, the Borrower as a debtor in possession, or any trustee (whether appointed under any Debtor Relief Law or otherwise) of the Borrower’s assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. In the event that, for any reason, all or any portion of such payments to the Secured Parties is set aside or restored, whether voluntarily or involuntarily, after the making thereof, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and each Guarantor shall be liable for the full amount the Secured Parties are required to repay plus any and all costs and expenses (including attorneys’ fees) paid by the Secured Parties in connection therewith.
(n)    Attorneys’ Fees and Costs. Each Guarantor agrees to pay, on demand, all reasonable attorneys’ fees and all other reasonable costs and expenses which may be incurred by Secured Parties in the enforcement of this Guaranty or in any way arising out of, or consequential to the protection, assertion, or enforcement of the Guaranteed Obligations (or any security therefor), irrespective of whether suit is brought.
(o)    Joint and Several Liability. The liability of the Guarantors hereunder shall be joint and several.
(p)    Entire Agreement; Amendments. This Guaranty constitutes the entire agreement among each Guarantor and the Secured Parties pertaining to the subject matter contained herein. This Guaranty may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by each Guarantor and the Administrative Agent. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.
(q)    Cumulative Remedies. No remedy under this Guaranty, under the Credit Agreement, the Notes, or any Loan Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guaranty, under the Credit Agreement, any Notes, or any other Loan Document, and those provided by law. No delay or omission by the Secured Parties to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of the Secured Parties to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise thereof or the exercise of any other right.

[Signature Page follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the date first above written.
MEDIDATA SOLUTIONS, INC.

By _________________________
Name:
Title:

Address: [_______________]
Attention: [_______________]
Facsimile: [_______________]

INTELEMAGE, LLC

By _________________________
Name:
Title:

Address: [_______________]
Attention: [_______________]
Facsimile: [_______________]

MEDIDATA CONSENT SERVICES, LLC

By _________________________
Name:
Title:

Address: [_______________]
Attention: [_______________]
Facsimile: [_______________]

CHITA INC.

By _________________________
Name:
Title:

Address: [_______________]
Attention: [_______________]
Facsimile: [_______________]

ACKNOWLEDGED AND AGREED TO
AS OF THE DATE FIRST WRITTEN ABOVE:

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

By _________________________
Name:
Title:

EXHIBIT A

JOINDER TO GUARANTY

Reference is hereby made to the Guaranty (as may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) made as of [________], 20[__], by and among Medidata Solutions, Inc., a Delaware Corporation (the “Borrower”), each other guarantor party thereto (each a “Guarantor” and collectively, with the Borrower, the “Guarantors”) in favor of the Lenders, the holders of any Secured Obligations and HSBC Bank USA, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”, and collectively with the Lenders and the holders of any Secured Obligations, the “Secured Parties”) for the Lenders under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

In accordance with Section 5.9 of the Credit Agreement and by its execution below, the undersigned [NAME OF NEW GUARANTOR], a [insert jurisdiction of organization] [corporation] [partnership] [limited liability company] (the “Additional Guarantor”), assumes all of the obligations and liabilities of a Guarantor under the Guaranty, agrees to become, and does hereby become, a Guarantor under the Guaranty, agrees to be bound by such Guaranty as if originally a party thereto and shall be a Guarantor for all purposes under the Loan Documents. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Guaranty are true and correct in all respects as of the date hereof.

This Joinder to Guaranty is hereby amended to add as a party, and more specifically, as a Guarantor, thereunder, the Additional Guarantor.
This Joinder to Guaranty shall become effective on the date hereof upon the execution hereof by the Additional Guarantor and delivery hereof to the Administrative Agent.
This Joinder to Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder to the Guaranty as of this day of [__________], 20[__].

[NEW GUARANTOR FULL NAME ALL CAPS],

By: ________________________________
Name:
Title:

Address: [_______________]
Attention: [_______________]
Facsimile: [_______________]

EXHIBIT D
[FORM OF]
SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT dated as of DECEMBER 21, 2017 among MEDIDATA SOLUTIONS, INC., as a Grantor, the other Grantors party hereto and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

D-i

(continued)

D-ii

(continued)

ATTACHMENTS, SCHEDULES AND EXHIBITS

ATTACHMENT 1            Grantor Information
ATTACHMENT 2            Material Government Contracts
ATTACHMENT 3            Investment Related Property
ATTACHMENT 4            Intellectual Property
ATTACHMENT 5            Other Assets

SCHEDULE I                Perfection Actions
SCHEDULE II            Permitted Perfection/Control Exceptions

EXHIBIT A                Form of Copyright Security Agreement
EXHIBIT B                Form of Patent Security Agreement
EXHIBIT C                Form of Trademark Security Agreement
EXHIBIT D                Form of Commercial Tort Claims Supplement
EXHIBIT E                Form of Additional Grantor Supplement

D-iii

PLEDGE AND SECURITY AGREEMENT
This PLEDGE AND SECURITY AGREEMENT, dated as of December 21, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by MEDIDATA SOLUTIONS, INC., a Delaware corporation (the “Borrower”), and each other Grantor (terms used in the preamble and the recitals have the definitions set forth in or incorporated by reference in Article I) from time to time a party to this Security Agreement (each individually a “Grantor” and collectively, the “Grantors”), in favor of HSBC BANK USA, NATIONAL ASSOCIATION, as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) under the Credit Agreement (defined below) for the benefit of each of the Secured Parties.
W I T N E S S E T H :
WHEREAS, pursuant to a Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent, the Lenders have extended Commitments to make Loans to the Borrower and the Issuing Banks have agreed to issue Letters of Credit for the account of the Borrower;
WHEREAS, Lenders and their Affiliates may from time to time enter into Lender Provided Hedging Agreements with, and provide Lender Provided Financial Service Products to, the Loan Parties; and
WHEREAS, as a condition precedent to the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement, the Grantors are required to execute and deliver this Security Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of the Administrative Agent and each other Secured Party, as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1.     Credit Agreement Definitions; Interpretation. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the respective meanings provided in the Credit Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.2.     UCC Definitions. When used herein the terms Account, As-Extracted Collateral, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Consumer Goods, Cooperative Interests, Deposit Account, Document, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Financing Statement, Fixture, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Manufactured Home, Money, Payment Intangible, Promissory Notes, Security, Securities Account, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Securities have the respective meanings provided in Article 8 or Article 9, as applicable, of the UCC. Letter of Credit has the meaning provided in Section 5-102 of the UCC.
To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

SECTION 1.3.     Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings:
“Additional Grantor Supplement” means an Additional Grantor Supplement in substantially the form of Exhibit E.
“Additional Grantor Supplement Date” means, with respect to each Grantor that becomes a party hereto after the Effective Date, the date of its delivery to the Administrative Agent of an Additional Grantor Supplement.
“Administrative Agent” is defined in the preamble.
“Certificate of Title Collateral” means all Equipment and other Collateral, if any, subject to certificate-of-title statutes or regulations of any Governmental Authority to the extent that such statute or regulations provide for a security interest to be indicated on the certificates as a condition or result of perfection.
“Collateral” is defined in Section 2.1.
“Collateral Accounts” is defined in clause (b) of Section 4.5.
“Commercial Tort Claims Supplement” means an agreement substantially in the form of Exhibit D.

“Computer Hardware Collateral” means all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form.
“Computer Software Collateral” means:
(a)    all proprietary software programs (including both source code, object code and all related applications and data files);
(b)    all proprietary firmware associated therewith;
(c)    all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) and (b); and
(d)    all rights with respect to all of the foregoing, including copyrights, licenses (whether granted to or by each Grantor), options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.
“Control Agreement” means an authenticated record in form and substance satisfactory to the Administrative Agent, that provides for the Administrative Agent to have “control” (as defined in the UCC) over certain Collateral.
“Copyright Collateral” means all copyrights of each Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Item 1.A of Attachment 4, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item 1.B of Attachment 4, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit that are owned or licensed by such Grantor.
“Copyright Security Agreement” means an agreement substantially in the form of Exhibit A.
“Credit Agreement” is defined in the first recital.
“Distributions” means all dividends (including liquidating dividends) paid on Investment Related Property, shares (or other designations) of Investment Related Property resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non‑cash dividends, mergers, consolidations and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Investment Related Property.

“Domain Name” means all right, title and interest (and all related goodwill) arising under any applicable law in or relating to internet domain names, including each domain name set forth in Attachment 4.
“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, participation or other equivalents of or interests in (regardless of how designated) equity in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security”, as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act) and in the case of limited liability company member interests, including all economic and voting rights and rights to member status.
“Excluded Account” means Deposit Accounts, Commodities Accounts and Securities Accounts (a) which are used solely (i) to fund payroll, 401(k), pension and other retirement plans, employee benefits or wages or healthcare benefits; (ii) as a withholding tax account and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; (iii) for fiduciary and trust purposes; (iv) as escrow accounts in connection with, and solely for purposes of, any asset sale or acquisition permitted under the Credit Agreement; provided that the balance in such escrow accounts does not exceed the amount required under the applicable purchase agreement; or (v) as zero balance accounts or petty cash accounts; or (b) otherwise designated by the Grantors as Excluded Accounts so long as such accounts do not have an average daily balance in excess of $4,000,000 individually or $8,000,000 in the aggregate in any month.
“Excluded Property” is defined in Section 2.1.
“General Intangibles” means all “general intangibles,” including all “payment intangibles,” each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, all permits, all concessions, all authorizations, all condemnation proceeds and eminent domain proceeds, and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).
“Grantor” and “Grantors” are defined in the preamble.
“Intellectual Property Collateral” means, collectively, the Computer Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral, Domain Names and the Trade Secrets Collateral.
“Investment Related Property” means (i) all Investment Property and (ii) all of the following (regardless of whether classified as Investment Property under the UCC): all Equity Interests, Financial Assets, Securities Accounts, Commodity Accounts, Commodity Contracts and Deposit Accounts, certificates of deposit and all rights to interest, fees, premiums, profits, losses, surplus, return of capital, Distributions, dividends, income, economic interests, voting interests, management, and governing and control rights.
“Issued Letter of Credit” means a Letter of Credit issued under the Credit Agreement.
“Issuer” means an issuer of any Investment Related Property.

“Limited Grantor” means Medidata Holdings, Inc., a Delaware corporation.
“Patent Collateral” means:
(a)    inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including all United States patent applications in preparation for filing and each patent and patent application referred to in Item 2.A of Attachment 4;
(b)    all reissues, divisions, continuations, continuations‑in‑part, extensions, renewals and reexaminations of any of the items described in clause (a);
(c)    all patent licenses, and other agreements providing each Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, including each United States patent license referred to in Item 2.B of Attachment 4; and
(d)    all Proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.
“Patent Security Agreement” means an agreement substantially in the form of Exhibit B.
“Payment in Full” means the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim or demand has been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made).
“Permitted Liens” means all Liens permitted by Section 6.3 of the Credit Agreement.
“Permitted Perfection/Control Exceptions” means the permitted exceptions, if any, to the obligations of each Grantor to create and maintain perfection and/or the Administrative Agent’s control of the Lien of the Administrative Agent under this Security Agreement with respect to certain Collateral as described in Schedule II.
“Proceeds” means:
(a)    all “proceeds” as defined in Article 9 of the UCC;
(b)    all collections, payments or Distributions made with respect to any Collateral;
(c)    all offspring, rents, issues, profits and returns of and from and Collateral; and
(d)    whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, including insurance proceeds and condemnation proceeds, and, including any of the foregoing arising out of the loss, nonconformity or any interference with the use of, or any defect or infringement of rights in, or damage to any of the Collateral.
“Securities Act” is defined in clause (a) of Section 6.2.
“Security Agreement” is defined in the preamble.
“Termination Date” means the date on which Payment in Full shall have occurred.
“Trademark Collateral” means:
(a)    (i)     all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, Domain Names and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired including those referred to in Item 3.A of Attachment 4, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing (including those referred to in Item 3.B of Attachment 4), including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any other country or political subdivision thereof or otherwise, and all common‑law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”);
(b)    all Trademark licenses for the grant by or to each Grantor of any right to use any Trademark, including each Trademark license referred to in Item 3.C of Attachment 4;
(c)    all of the goodwill of the business connected with the use of, and symbolized by the items described in clause (a), and to the extent applicable, clause (b);
(d)    the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b); and
(e)    all Proceeds of, and rights associated with, the foregoing, including any claim by each Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.
“Trademark Security Agreement” means an agreement substantially in the form of Exhibit C.
“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know‑how obtained by or used in or contemplated at any time for use in the business of each Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in Attachment 4, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable law, any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.
ARTICLE II
SECURITY INTEREST
SECTION 2.1.     Grant of Security Interest. As security for the Secured Obligations, each Grantor hereby grants to the Administrative Agent, for its benefit and the benefit of each other Secured Party, a continuing security interest in all right, title and interest of each Grantor (subject, in the case of the Limited Grantor, to clause (viii) of the definition of “Excluded Assets” below), in and to all of the following, whether now or hereafter existing, arising or acquired by such Grantor, and wherever located (collectively, the “Collateral”):
(a)     All Accounts (together with all guaranties thereof and security therefor, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor);
(b)     All Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);
(c)     All Commercial Tort Claims listed on Item 4 of Attachment 5 (as such schedule may be amended or supplemented from time to time) or on any Commercial Tort Claims Supplement;
(d)     All Computer Hardware Collateral;
(e)     All Cooperative Interests;
(f)     All Deposit Accounts;
(g)     All Documents;
(h)     All Fixtures;
(i)     All General Intangibles (including all Intellectual Property Collateral);
(j)     All Goods (including all Inventory and all Equipment), together with all accessions, additions, attachments, improvements, substitutions, and replacements thereto and therefor;

(k)     All Instruments, all tax refunds, all tax refund claims and all other rights and claims to payment (together with all guaranties thereof and security therefor);
(l)     All Investment Related Property;
(m)     All Letter-of-Credit Rights and all Letters of Credit;
(n)     All Money (of every jurisdiction whatsoever);
(o)     All Supporting Obligations and all security interests and all other Liens securing rights to payment or performance, all leases and all rights of setoff;
(p)     All books, correspondence, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the Collateral;
(q)     All Proceeds and all products of, and all rights associated with, the foregoing and, to the extent not otherwise included, (A) all payments under insurance (whether or not the Administrative Agent is the loss payee thereof), (B) rights acquired by reason of condemnation or exercise of the power of eminent domain, and (C) all tort claims; and
(r)     all other personal property and rights of every kind and description and interests therein.
Notwithstanding the foregoing, “Collateral” shall not include the following (the “Excluded Property”):
(i) any General Intangibles or other rights arising under any contracts, instruments, permits, leases, licenses or other documents as to which the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of any Person (other than a Grantor or a Subsidiary) which is binding on the relevant Grantor, or (B) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder,
(ii) any Investment Related Property as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of any Person (other than a Grantor) which is binding on the relevant Grantor,
(iii) Equity Interests in an Issuer that is a Foreign Subsidiary or a Foreign Subsidiary Holdco that, in each case, is owned directly by the Borrower or a Domestic Subsidiary in excess of 65% of the total combined voting power of all Equity Interests in each such Foreign Subsidiary or Foreign Subsidiary Holdco,
(iv) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset,
(v) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed),

(vi) any asset subject to a Permitted Lien under Section 6.3(c), (d), (e) or (g) of the Credit Agreement (other than Liens in favor of the Administrative Agent) to the extent that the grant of other Liens on such asset (A) would result in a breach or violation of, or constitute a default under, the agreement or instrument governing such Permitted Lien, (B) would result in the loss of use of such asset or (C) would permit the holder of such Permitted Lien to terminate each Grantor’s use of such asset,
(vii) “margin stock” as defined in Regulation U;
(viii) any fee-owned real property; or
(ix) with respect to the Limited Grantor, any assets other than (A) Equity Interests representing up to 65% of the total combined voting power of all Equity Interests in each of its Subsidiaries that is a Foreign Subsidiary or Foreign Subsidiary Holdco, (B) 100% of the non-voting Equity Interests in each of its Subsidiaries that is a Foreign Subsidiary or Foreign Subsidiary Holdco, (C) Instruments and Documents relating to the foregoing and (D) all Proceeds and all products of, and all rights associated with, the foregoing.
provided that
(1) any such limitation described in the foregoing clause (i) or (iii) on the security interests granted hereunder shall only apply to the extent that any such restriction or right to terminate or alter each Grantor’s rights could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity,
(2) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any applicable law, General Intangible, permit, lease, license, contract or other document or asset described in the foregoing clause (i) or clause (iii), to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other document or asset shall be automatically and simultaneously granted hereunder to the Administrative Agent and such General Intangible, permit, lease, license, contract or other document or asset shall be included as Collateral hereunder,
(3) “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property), and
(4) if and when any property shall cease to be Excluded Property, a security interest in such property shall be automatically and simultaneously granted hereunder to the Administrative Agent and such property shall be included as Collateral hereunder.
SECTION 2.2.     Security for Obligations. This Security Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Grantors secure the payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all of the Secured Obligations.

SECTION 2.3.     Grantors Remain Liable. Anything herein to the contrary notwithstanding:
(a)    the Grantors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;
(b)    the exercise by the Administrative Agent of any of its rights hereunder will not release any Grantors from any of its duties or obligations under any such contracts or agreements included in the Collateral; and
(c)    no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
SECTION 2.4.     Distributions on Investment Related Property. In the event that any Distribution with respect to any Equity Interests pledged hereunder is permitted to be paid (in accordance with Section 6.8 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made with respect to any Equity Interests pledged hereunder in contravention of Section 6.8 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.4.4.
SECTION 2.5.     Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and, subject to the terms hereof, irrevocable grant of a security interest and shall remain in full force and effect until payment in full of the Secured Obligations.
SECTION 2.6.     Waivers. Each Grantor waives notice of the acceptance of this Security Agreement and of the extension or continuation of the Secured Obligations or any part thereof. Each Grantor further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Secured Obligations or any part thereof, including any right to require the Administrative Agent or any Lender to sue the Borrower, any other Grantor or any other Person obligated with respect to the Secured Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Secured Obligations or any part thereof, provided that if at any time any payment of any portion of the Secured Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Grantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made. The Administrative Agent and the holders of the Secured Obligations shall have no obligation to disclose or discuss with any Grantor their assessments of the financial condition of the Borrower.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
In order to induce the Secured Parties to enter into the Credit Agreement and make Loans and issue Letters of Credit thereunder, and to induce the Secured Parties to enter into Lender Provided

Hedging Agreements and to provide Lender Provided Financial Service Products, each Grantor represents and warrants to each Secured Party as set forth below, as supplemented from time to time in accordance with Section 4.11.
SECTION 3.1.     Ownership, No Liens, etc. Each Grantor holds good, marketable title to its Collateral free and clear of any Lien, option or claim of any other Person, except for any Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, those filed to perfect Permitted Liens or those as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Effective Date.
SECTION 3.2.     Validity, Perfection and Priority.
(a)    This Security Agreement creates a valid security interest in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties securing the payment of the Secured Obligations.
(b)    Each Grantor has filed or caused to be filed all necessary Financing Statements in favor of the Administrative Agent in the appropriate offices therefor (or has authorized and delivered to the Administrative Agent the Financing Statements suitable for filing in such offices) and, subject to any applicable Permitted Perfection/Control Exceptions, has taken all other:
(i)    actions requested by the Administrative Agent to provide the Administrative Agent with control of the Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC; and
(ii)    actions necessary to perfect and establish the first priority of the Administrative Agent’s security interest in the Collateral.
(c)    Upon the filing of the Financing Statements with the applicable filing offices therefor and the completion of other actions for perfection of the security interest hereunder described in Schedule I, the security interest created under this Security Agreement constitutes a perfected security interest in the Collateral in favor of the Administrative Agent on behalf of the Secured Parties, prior to all other Liens, except for Permitted Liens (in which case such security interest shall be second in priority of right only to the Permitted Liens until the obligations secured by such Permitted Liens have been satisfied) and subject to the Permitted Perfection/Control Exceptions.
SECTION 3.3.     Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval, consent, exemption or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required:
(a)    for the grant by the Grantors of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by the Grantors;
(b)    for the perfection or maintenance of the security interests hereunder including the first priority nature of such security interest or the exercise by the Administrative Agent of its rights and remedies hereunder; or

(c)    for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except with respect to any Equity Interests issued by a Subsidiary of the Grantors, as may be required in connection with a disposition of such Equity Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement.
SECTION 3.4.     As to Equity Interests in Subsidiaries and other Investment Related Property.
(a)    All of the Equity Interests in Subsidiaries included in the Collateral have been duly and validly issued and are fully paid and nonassessable.
(b)    Attachment 3 lists all Investment Related Property constituting Collateral owned by each Grantor as of the date hereof. Each Grantor is the record and beneficial owner of the Investment Related Property described on Attachment 3.
(c)    Subject to any Permitted Perfection/Control Exceptions, each Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Effective Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.
(d)    With respect to Uncertificated Securities of a Subsidiary constituting Collateral owned by each Grantor, such Grantor has caused the issuer thereof either to (i) register the Administrative Agent as the registered owner of such security or (ii) agree in an authenticated record with such Grantor or a Securities Intermediary and the Administrative Agent that, following the occurrence and during the continuation of an Event of Default, such issuer or Securities Intermediary, as applicable, will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.
SECTION 3.5.     Grantor Name, Location, etc.
(a)    Each Grantor’s type and jurisdiction of organization and the jurisdiction in which such Grantor is “located” for purposes of Sections 9‑301 through 9‑307 of the UCC as of the Effective Date (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date) are set forth in Item 1 of Attachment 1.
(b)    Each filing office in which a secured party would have filed a UCC financing statement in the five years prior to the date hereof (or, in the case of any Grantor that becomes a party hereto after the date hereof, prior to the applicable Additional Grantor Supplement Date) to perfect a security interest in any Collateral pursuant to Applicable Law is set forth in Items 1 and 2 of Attachment 1.
(c)    No Grantors as of the Effective Date (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date) have any trade names other than those set forth in Item 3 of Attachment 1 hereto.
(d)    During the period of five years preceding the date hereof (or, in the case of any Grantor that becomes a party hereto after the date hereof, preceding the applicable Additional Grantor Supplement Date), no Grantors has been the subject of any change in type of organization, change in its jurisdiction of organization, merger or other corporate reorganization, except as set forth in Item 2 of Attachment 1 hereto. Each Grantor’s chief executive office is specified in Item 4 on Attachment 1.
(e)    Each Grantor’s organizational identification number and federal taxpayer identification number as of the Effective Date (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date) are and, during the four months preceding the date hereof (or, in the case of any Grantor that becomes a party hereto after the date hereof, preceding the applicable Additional Grantor Supplement Date), such Grantor has not had an organizational identification number or federal taxpayer identification number different from that) set forth in Item 1 of Attachment 1 hereto.
(f)    On the Effective Date, no Grantor is a party to any federal, state or local government contract as to which the failure to maintain the same could be reasonably be expected to result in a Material Adverse Effect.
(g)    Each Grantor does not as of the Effective Date (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date) maintain any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Attachments 3 and 5.
(h)    Each Grantor does not as of the Effective Date (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date) have any right, title or interest in any individual Instrument or Chattel Paper other than acquired in the ordinary course of business, those described in Attachments 5 and 6 and others in an aggregate amount not to exceed $2,000,000.
(i)    No Grantor is the beneficiary of any Letters of Credit as of the date hereof (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date), except (i) as set forth on Item 3 of Attachment 5 and (ii) for other Letters of Credit having an aggregate stated amount of less than $3,500,000. Each applicable Grantor has obtained a legal, valid and enforceable consent of each issuer of any such Letter of Credit to the assignment of the Proceeds of such Letter of Credit to the Administrative Agent and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having control (within the meaning of Section 9-107 of the UCC) over, or any other interest in any of the Grantor’s rights in respect thereof.
(j)    No Grantor has any right, title or interest in any Commercial Tort Claims as of the date hereof (or, in the case of any Grantor that becomes a party hereto after the date hereof, as of the applicable Additional Grantor Supplement Date), except as set forth on Item 4 of Attachment 5 and except for any other Commercial Tort Claims having an aggregate value reasonably believed by the Grantors to be equal to or in excess of $3,500,000.
(k)    The name of each Grantor set forth on the signature page attached hereto (or attached to its Additional Grantor Supplement) is the true and correct legal name of such Grantor and such Grantor has not had any other names during the period of five years preceding the date hereof (or, in the case of any Grantor that becomes a party hereto after the date hereof, prior to the applicable Additional Grantor Supplement Date), except as set forth in Items 2 and 3 of Attachment 1.
SECTION 3.6.     [Reserved]
SECTION 3.7.     Security Accounts, Commodity Accounts and Deposit Accounts. Each Grantor is the sole entitlement holder of its Securities Accounts, the sole commodity customer of its Commodity Accounts and the sole customer of its Deposit Accounts, in each case as the same constitutes part of the Collateral, and no other Person (other than the Administrative Agent pursuant to this Security Agreement or any other Person with respect to Permitted Liens) has control or possession of, or any other interest in, any of its Securities Accounts, Commodity Accounts or Deposit Accounts or any other funds, securities, commodities or other financial assets or other property credited thereto.
SECTION 3.8.     Documents, Instruments and Tangible Chattel Paper. Subject to any applicable Permitted Perfection/Control Exceptions, each Grantor has delivered to the Administrative Agent possession of all originals of all negotiable Documents, Instruments and Tangible Chattel Paper owned or held by such Grantor which individually, has a value in excess of $3,500,000.
SECTION 3.9.     Intellectual Property Collateral. Except as disclosed on Attachment 4, with respect to any Intellectual Property Collateral which is material to the operation or business of the Grantors taken as a whole:
(a)    such Intellectual Property Collateral is, as of the Effective Date, valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be expected to have a Material Adverse Effect;
(b)    each Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral and no Grantor has received any written notice or claim that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party;
(c)    each Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral registered in the United States, including recordations of all of its interests in the Patent Collateral, registered or applied-for Trademark Collateral, and registered or applied-for Copyright Collateral in, as applicable, the United States Patent and Trademark Office, the United States Copyright Office and in corresponding offices throughout the world and, to the extent necessary, has materially complied with the mandatory statutory notice requirements in connection with its use of any material patent, Trademark and copyright in any of the Intellectual Property Collateral;
(d)    each Grantor has taken reasonable steps to safeguard its Trade Secrets and to its knowledge (i) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor; (ii) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral;
(e)    to the actual knowledge of any Responsible Officer of a Grantor, no third party is infringing upon any Intellectual Property owned or used by such Grantor or any of its respective licensees in any material respect;
(f)    no settlements or consents, covenants not to sue, nonassertion assurances or releases have been entered into by each Grantor or to which such Grantor is bound that adversely affects its rights to own or use any Intellectual Property except as would not have a Material Adverse Effect;
(g)    each Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property for purposes of granting a security interest or as collateral that has not been terminated or released;
(h)    each Grantor has executed and delivered to the Administrative Agent, Intellectual Property Collateral security agreements for all United States copyrights, patents and Trademarks owned by such Grantor, including all copyrights, patents and trademarks on Attachment 4 (as such attachment may be amended or supplemented from time to time);
(i)    each Grantor uses adequate standards of quality in the manufacture, distribution and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks and has taken commercially reasonable action necessary to insure that all licensees of the Trademarks owned by such Grantor use such adequate standards of quality;
(j)    the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any of the Intellectual Property Collateral; and
(k)    each Grantor owns directly, or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know‑how, processes and rights with respect to any of the foregoing which are used in or necessary for the conduct of such business of the Grantors.
ARTICLE IV
COVENANTS
Each Grantor covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.
SECTION 4.1.     Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, with respect to the Collateral, that may be necessary or that the Administrative Agent may request, in order to perfect, preserve and protect the security interest granted or purported to be granted hereby as a first priority perfected security interest, subject to the Permitted Perfection/Control Exceptions and

Permitted Liens, or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will:
(a)    from time to time upon the request of the Administrative Agent, (i) promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the reasonably request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent; and (ii) if any Collateral with a value in excess of $3,500,000, at the request of the Administrative Agent, shall be evidenced by an Instrument (including a Promissory Note), negotiable Document or Tangible Chattel Paper subject to the Permitted Perfection/Control Exceptions, promptly deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, Promissory Note, other Instrument or Tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;
(b)    file (and hereby authorize the Administrative Agent to file) such Financing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the Federal Assignment of Claims Act, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;
(c)    subject to any Permitted Perfection/Control Exceptions, deliver to the Administrative Agent, at the request of the Administrative Agent, any or all Investment Related Property constituting Collateral, all Dividends and Distributions with respect thereto, and all interest and principal with respect to Promissory Notes, other Instruments, Chattel Paper, Payment Intangibles and Accounts and all Proceeds and rights from time to time, in each case received by or distributable to such Grantor in respect of any of the foregoing Collateral;
(d)    Except in the ordinary course of business, not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral with a value in excess of $3,500,000;
(e)    furnish to the Administrative Agent, from time to time at the Administrative Agent’s request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may request, all in reasonable detail,
(f)    do all things reasonably requested by the Administrative Agent in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit-Rights and Electronic Chattel Paper, subject to the Permitted Perfection/Control Exceptions.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all personal property and other assets” of whatever kind or nature, whether now existing or hereafter arising or acquire or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.
SECTION 4.2.     No Sale or Other Lien. Except as permitted by the Credit Agreement and except for Permitted Liens and the security interest hereunder in favor of the Administrative Agent, each Grantor agrees not to sell, lease, contribute, assign or otherwise transfer any interest in or create or permit to exist any Lien on or security interest in any Collateral.
SECTION 4.3.     Change of Name, etc. No Grantor will change its:
(a)    name;
(b)    type or jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, organizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction); or
(c)    chief executive office;
except upon ten days’ prior written notice to the Administrative Agent and taking of all action necessary or requested by the Administrative Agent to maintain the perfection and priority of the security interest in favor of the Administrative Agent hereunder and so long as such change is not otherwise prohibited by the Credit Agreement.
SECTION 4.4.     As to Investment Property, etc.
SECTION 4.4.1.    Investment Property and Deposit Accounts.
(a)    With respect to any Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by each Grantor and constituting Collateral, such Grantor will, subject to the Permitted Perfection/Control Exceptions, cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property in form and substance satisfactory to the Administrative Agent pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor (and the Administrative Agent hereby agrees not to give any such instructions unless an Event of Default shall have occurred and be continuing).
(b)    With respect to any Deposit Accounts owned or held by any Grantor, such Grantor will execute, and shall cause the Account Bank maintaining such Deposit Accounts to execute, subject to the Permitted Perfection/Control Exceptions, a Control Agreement with the Administrative Agent relating to such Deposit Accounts pursuant to which such Account Bank agrees to comply with the Administrative Agent’s instructions with respect to such Deposit Accounts without further consent by such Grantor (and the Administrative Agent hereby agrees not to give any such instructions unless an Event of Default shall have occurred and be continuing).
(c)    With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Investment Property owned or held by any Grantor, such Grantor will cause the issuer of such securities, to the extent the applicable issuer is a Subsidiary and is either a partnership or a limited liability company, to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute a Control Agreement relating to such Investment Property pursuant to which the issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor, in each case, in order to constitute control under Section 8-106(c)(2) of the UCC.
SECTION 4.4.2.    Certificated Securities (Stock Powers). Each Grantor agrees that all Certificated Securities including the Equity Interests delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.
SECTION 4.4.3.    Documents, Instruments and Tangible Chattel Payor. Each Grantor agrees that, subject to the Permitted Perfection/Control Exceptions, it will, promptly following receipt thereof, deliver to the Administrative Agent possession of all originals of negotiable Documents, Instruments (including Promissory Notes) and Tangible Chattel Paper that it acquires following the Effective Date (other than checks received by such Grantor in the ordinary course of business).
SECTION 4.4.4.    Voting Rights; Dividends, etc. Each Grantor agrees:
(a)    promptly upon receipt of notice from the Administrative Agent after the occurrence and continuance of an Event of Default, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent or to cause to be paid directly to the Administrative Agent all dividends and Distributions with respect to Investment Property, all interest, principal, other cash payments on Payment Intangibles and all Proceeds of the Collateral, in each case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and
(b)    with respect to Collateral consisting of Equity Interests, upon request of the Administrative Agent, to promptly modify the organizational documents of the related Issuer to admit the Administrative Agent as a general partner, member or other holder of Equity Interest, as applicable, upon the occurrence and continuance of an Event of Default, and, so long as the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this clause,
(i)    the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Investment Property constituting Collateral; and

(ii)    each Grantor shall promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary or desirable and requested by the Administrative Agent to allow the Administrative Agent to exercise such voting power.
WITHOUT LIMITATION OF SECTION 5.1, EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS THE PROXY AND ATTORNEY-IN-FACT OF SUCH GRANTOR WITH RESPECT TO ITS INVESTMENT PROPERTY AFTER THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO EXERCISE ALL VOTING RIGHTS WITH RESPECT TO THE INVESTMENT RELATED PROPERTY, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO EXERCISE ALL VOTING RIGHTS WITH RESPECT TO THE INVESTMENT RELATED PROPERTY, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE INVESTMENT RELATED PROPERTY WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR OTHER HOLDERS OF EQUITY INTERESTS, CALLING SPECIAL MEETINGS OF MEMBERS OR OTHER HOLDERS OF EQUITY INTERESTS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY INVESTMENT RELATED PROPERTY ON THE RECORD BOOKS OF THE APPLICABLE GRANTOR OR THE RELATED ISSUER) BY ANY PERSON (INCLUDING SUCH GRANTOR OR ANY OFFICER, MANAGER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, THE ADMINISTRATIVE AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.
All Dividends, Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor, but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b), each Grantor will have the exclusive voting power with respect to any Investment Property constituting Collateral and the Administrative Agent will, upon the written request of the applicable Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the applicable Grantor which are necessary to allow such Grantor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the applicable Grantor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document.
SECTION 4.5.     As to Accounts and Payment Intangibles.
(a)    Each Grantor shall have the right to collect all Accounts and Payment Intangibles so long as no Event of Default shall have occurred and be continuing.

(b)    Upon the occurrence and during the continuance of an Event of Default and upon notice to any Grantor from the Administrative Agent, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account (together with any other Deposit Accounts or Securities Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, the “Collateral Accounts”) of the Administrative Agent or of the applicable Grantor maintained with the Administrative Agent, and the applicable Grantor shall not commingle any such Proceeds with property that is not Collateral, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.
(c)    The Administrative Agent shall have the right to apply any amount in any Collateral Account to the payment of any Secured Obligations which are due and payable.
(d)    With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to the security interest of this Security Agreement, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.
SECTION 4.6.     As to Grantor’s Use of Collateral.
(a)    Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.
(b)    At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of such Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.
(c)    Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.
(d)    At any time after the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of any Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.7.     As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of the Grantors taken as a whole:
(a)    except pursuant to a Disposition permitted under Section 6.6 of the Credit Agreement, such Grantor will not (i) do or fail to perform any act whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non‑use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark that is confusingly similar or a colorable imitation of any of the Trademark Collateral, (E) use any of the Trademark Collateral registered with any federal, state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made or (F) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall either (x) reasonably and in good faith determine that any of such Intellectual Property Collateral is of minimal economic value to such Grantor, or (y) the loss of the Intellectual Property Collateral would not have a Material Adverse Effect on the business;
(b)    such Grantor shall promptly notify the Administrative Agent if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, (including the institution or filing of any revocation, opposition, cancellation or invalidity claim or proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;
(c)    in no event will such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly (either before or after the relevant applicable filing) informs the Administrative Agent, and upon request of the Administrative Agent (subject to the terms of the Credit Agreement), executes and delivers all agreements, instruments and documents as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;
(d)    such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement) any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b)); and
(e)    by not later than five days after delivery of the financial statements pursuant to Sections 5.1(a) and (b) of the Credit Agreement, (i) the Borrower shall deliver to the Administrative Agent a certificate describing any Intellectual Property obtained by any Grantor, or for which the registration status shall have changed, in each case since the Effective Date or the most recent such certificate pursuant to this Section 4.7(e), and (ii) upon the request of the Administrative Agent each Grantor shall execute and deliver to the Administrative Agent (as applicable) a Copyright Security Agreement, Patent Security Agreement and/or Trademark Security Agreement, as the case may be, in the forms of Exhibit A, Exhibit B and/or Exhibit C hereto, respectively, in connection therewith, and shall execute and deliver to the Administrative Agent any other document required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith that any Intellectual Property Collateral is of minimal economic value to the Grantors, taken as a whole.

SECTION 4.8.     As to Letter-of-Credit Rights.
(a)    Each Grantor, by granting a security interest in its Letter-of-Credit Rights to the Administrative Agent, intends to (and hereby does) assign to the Administrative Agent its rights (including its contingent rights ) to the Proceeds of all Letter-of-Credit Rights of which it is or hereafter becomes a beneficiary or assignee. Such Grantor will, subject to the Permitted Perfection/Control Exceptions, promptly use its best efforts to cause the issuer of each Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.
(b)    Upon the occurrence of an Event of Default, such Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit.
SECTION 4.9.     As to Commercial Tort Claims. Each Grantor hereby agrees that, until the Termination Date, with respect to any Commercial Tort Claim in excess of $3,500,000 individually or in the aggregate hereafter arising, it shall deliver to the Administrative Agent a completed Commercial Tort Claims Supplement substantially in the form of Exhibit D hereto, or otherwise in form and substance satisfactory to the Administrative Agent, together with all supplements to schedules thereto identifying and granting to the Administrative Agent a security interest in such new Commercial Tort Claims.
SECTION 4.10.     Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with an aggregate value in excess of $3,500,000, such Grantor shall promptly notify the Administrative Agent and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures Act in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
SECTION 4.11.     Attachments. Without limitation of Sections 4.1(f) and 4.9, each Grantor shall promptly update and deliver to the Administrative Agent such updated Attachments 1 through 6 hereto from time to time and upon request of the Administrative Agent to maintain the accuracy and completeness of such Schedules and the related representations under this Security Agreement, to the extent reflecting changes since the Effective Date.
ARTICLE V
THE ADMINISTRATIVE AGENT
SECTION 5.1.     Administrative Agent Appointed Attorney‑in‑Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney‑in‑fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:
(a)    to ask, demand, collect, sue for, recover, compromise, receive and give distributions, acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b)    to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;
(c)    to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and
(d)    to perform the affirmative obligations of such Grantor hereunder.
Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.
SECTION 5.2.     Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 7.5.
SECTION 5.3.     Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for
(a)    ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or
(b)    taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
SECTION 5.4.     Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.
ARTICLE VI
REMEDIES
SECTION 6.1.     Certain Remedies. If any Event of Default shall have occurred and be continuing:
(a)    The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all the rights and remedies with respect to the Collateral of a secured party under Article 9 of the UCC (whether or not the UCC applies to the affected Collateral) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Security Agreement or the Collateral may be asserted, including the right to the maximum extent permitted by law to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner of the Collateral (and each Grantor agrees to take all such action as may be appropriate to give effect to such right). Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protect, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantors or any other person or entity (all and each of which demands, defenses, advertisements and notices are hereby waived to the fullest extent permitted by applicable law), in such circumstances also may:
(i)    take possession of any Collateral not already in its possession without demand and without legal process;
(ii)    require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties;

(iii)    enter onto the property where any Collateral is located and take possession thereof without demand and without legal process; and
(iv)    without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.
Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn or cancel any public or private sale from time to time by announcement at the time and place fixed therefor, and if adjourned such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may bid the Secured Obligations in any such sale on behalf of the Secured Parties.
Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
To the extent permitted by applicable law, each Grantor specifically waives all rights of redemption, stay or appraisal that it has or may have under applicable law, whether now existing or hereafter enacted, in connection with a sale or other disposition of any Collateral by the Administrative Agent pursuant to the provisions of this Security Agreement.
Each Grantor authorizes the Administrative Agent, at any time and from time to time, to execute in connection with a disposition or sale of any Collateral pursuant to the provisions of this Security Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral.
In connection with the exercise of its remedies, including the sale of Inventory, the Administrative Agent is granted a perpetual irrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Grantor’s (x) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (y) Equipment for the purpose of completing the manufacture of unfinished goods.
(b)    All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Secured Obligations as set forth in Section 2.18(b) of the Credit Agreement.
(c)    The Administrative Agent may:

(i)    transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder;
(ii)    notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;
(iii)    withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account;
(iv)    enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;
(v)    endorse any checks, drafts, or other writings in any Grantor’s name to allow collection of the Collateral;
(vi)    bid for any Collateral in the context of a foreclosure sale;
(vii)    take control of any Proceeds of the Collateral; and
(viii)    execute (in the name, place and stead of any Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.
SECTION 6.2.     Securities Laws.
If the Administrative Agent shall determine to exercise its right to sell all or any portion of the Collateral pursuant to Section 6.1, each Grantor agrees that, upon request of the Administrative Agent, such Grantor will, at its own expense:
(a)    execute and deliver, and cause each issuer (to the extent such issuer is a Subsidiary of a Grantor) of the Collateral contemplated to be sold and the directors and officers thereof, to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), and cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;
(b)    use its commercially reasonable efforts to exempt the Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Administrative Agent;

(c)    cause each such issuer which is a Subsidiary of a Grantor to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and
(d)    do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.
SECTION 6.3.     Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
SECTION 6.4.     Protection of Collateral. The Administrative Agent may from time to time, at its option, perform any act that any Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Administrative Agent may from time to time take any other action that the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.
ARTICLE VII
MISCELLANEOUS PROVISIONS
SECTION 7.1.     Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article IX thereof.
SECTION 7.2.     Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantors and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that no Grantor may (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.
SECTION 7.3.     Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to

Section 9.2 of the Credit Agreement) and the Grantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 7.4.     Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 9.1 of the Credit Agreement.
SECTION 7.5.     Costs and Expenses. Without limiting the obligations of any Grantor under Section 9.3 of the Credit Agreement, each Grantor shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Security Agreement, and any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the perfection of the security interest under this Security Agreement, and (ii) all out-of-pocket expenses incurred by the Administrative Agent, in connection with the enforcement or protection of its rights (A) in connection with this Security Agreement, including its rights under this Section, or (B) in connection with the Collateral, including any sale of any thereof.
SECTION 7.6.     Release of Liens. Upon (a) the Disposition of Collateral in accordance with or permitted under the Credit Agreement, (b) the approval of the Required Lenders in accordance with Section 8.11(b) of the Credit Agreement or (c) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) the applicable Collateral (in the case of clauses (a) and (b)) or (ii) all Collateral (in the case of clause (c)). Upon any such Disposition or termination, the Administrative Agent will, at the applicable Grantor’s sole expense, deliver to such Grantor, without any representations, warranties or recourse of any kind whatsoever, (i) any such Collateral (in the case of clause (a)) held by the Administrative Agent hereunder or (ii) all Collateral (in the case of clause (b)) held by the Administrative Agent hereunder, and in each case execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
SECTION 7.7.     No Waiver; Remedies. In addition to and not in limitation of Section 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 7.8.     Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.
SECTION 7.9.     Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 7.10.     Governing Law, Entire Agreement, etc. THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL

LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5‑1401 AND 5‑1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Security Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.
SECTION 7.11.     Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Security Agreement.
SECTION 7.12.     Jurisdiction, etc.
(a)    Jurisdiction. Each Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, any Related Party or any other Secured Party of the foregoing in any way relating to this Security Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Security Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Security Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Security Agreement or in any other Loan Document shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Loan Document against such Grantor, any other Loan Party or their properties in the courts of any jurisdiction.
(b)    Waiver of Venue. Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in clause (a) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.4. Nothing in this Security Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 7.13.     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.14.     Additional Grantors. Each Person that is required or otherwise desires to become a Grantor after the Effective Date shall become a Grantor and be made a party to this Security Agreement pursuant to this Section by execution and delivery to Administrative Agent by such Person of an Additional Grantor Supplement, with the same force and effect as if originally named as a Grantor hereunder. The execution and delivery of any such instrument shall not require the consent of any Grantor. The rights and obligations of each Grantor shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 7.15.     Reinstatement. This Security Agreement and the security interest in favor of the Administrative Agent hereunder shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should such Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, or should any other proceeding under Debt Relief laws is commenced with respect to such Grantors and this Security Agreement and the security interest in favor of the Administrative Agent hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. If any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
SECTION 7.16.     Delay of Subrogation, Etc. Notwithstanding any payment made by or for the account of any Grantor pursuant to this Security Agreement, such Grantor shall not be subrogated to any right of the Administrative Agent, any Lender or any other holder of Secured Obligations, or have any right to obtain reimbursement or indemnification from the Borrower, until such time as the Administrative Agent, the Lenders and the other holders of Secured Obligations shall have received final payment in cash of the full amount of the Secured Obligations.

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.
MEDIDATA SOLUTIONS, INC., as a Grantor

By:
Name:
Title:

INTELEMAGE, LLC, as a Grantor

By:
Name:
Title:

MEDIDATA CONSENT SERVICES, LLC

By:
Name:
Title:

CHITA INC.

By:
Name:
Title:

MEDIDATA HOLDINGS, INC.

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

EXHIBIT E-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC., HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[LENDER FULL NAME ALL CAPS]
By:____________________
Name:
Title:
Date: [________] [__], 20[ ]

EXHIBIT E-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC., HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[PARTICIPANT FULL NAME ALL CAPS]
By:____________________
Name:
Title:
Date: [________] [__], 20[ ]

EXHIBIT E-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC., HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[PARTICIPANT FULL NAME ALL CAPS]
By:____________________
Name:
Title:
Date: [________] [__], 20[ ]

EXHIBIT E-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC., HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[LENDER FULL NAME ALL CAPS]
By:____________________
Name:
Title:

Date: [________] [__], 20[ ]

EXHIBIT F
[FORM OF]
BORROWING REQUEST

Date: [_______], 20[__]
HSBC Bank USA, N.A.,
452 Fifth Avenue
New York, NY 10018
Attention: [______]

Re:    Medidata Solutions, Inc. Credit Agreement
Ladies/Gentlemen:
Reference is made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC. (the “Borrower”), HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
The Borrower irrevocably requests the making of Loans as follows:

1.	Date of Borrowing: [______], [_____].

2.	Aggregate Amount of Borrowing: $[_____________].

3.	Class of Loans: [Revolving Loans][Term Loans].

4.	Type of Borrowing: [$[_____] of Base Rate Borrowing]; [$[_____] of Eurodollar Borrowing].

[5.	Initial Interest Period for Eurodollar Borrowing: [____________] months.]

6.	Location and number of Borrower’s account to which funds are to be disbursed:
Account Location:     [______________________]
Account Number:         [______________________]

The Borrower certifies that on the date hereof:

(a)
the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of the date of the Borrowing requested hereby, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) as of such earlier date; and

(b)	no Default exists or will exist immediately after giving effect to such Borrowing.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be executed and delivered by the undersigned authorized representative of the Borrower hereunto duly authorized as of the date first above written.

MEDIDATA SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT G
[FORM OF]
INTEREST ELECTION REQUEST
Date:[ _______], 20[___]
HSBC Bank USA, N.A.,
452 Fifth Avenue
New York, NY 10018
Attention: [______]

Re:    Medidata Solutions, Inc. Credit Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC. (the “Borrower”), HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
The Borrower irrevocably requests the [conversion of Base Rate Loans to Eurodollar Loans][conversion of Eurodollar Loans to Base Rate Loans][continuation of Eurodollar Loans for a new Interest Period] as follows:

1.	Date of [conversion][continuation]: [________], 20[__].

2.	Class of Loans: [Term Loan][Revolving Loans].

3.	Aggregate principal amount of Loans to be [converted][continued]: $[___________].

4.	Type of Borrowing: The Loans to be [converted][continued] currently are [Base Rate Borrowings][Eurodollar Borrowings with an Interest Period ending on [________], 20[__]].

[5.	Interest Period for the Eurodollar Borrowing after [conversion][continuation]: [__________] months.]
The Borrower certifies that on the date hereof, no Event of Default or Unmatured Event of Default exists.
[Signature page follows]

G-1

IN WITNESS WHEREOF, the undersigned has caused this Interest Election Request to be executed and delivered by the undersigned authorized representative of the Borrower hereunto duly authorized as of the date first above written.

MEDIDATA SOLUTIONS, INC.

By:
Name:
Title:

G-2

EXHIBIT H
[FORM OF]
COMPLIANCE CERTIFICATE
[DATE]
HSBC Bank USA, N.A., as Administrative Agent
452 Fifth Avenue
New York, NY 10018
Attention: [______]

Re:    Medidata Solutions, Inc. Credit Agreement
Ladies and Gentlemen:
Reference is hereby made to the Credit Agreement dated as of December [__], 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDIDATA SOLUTIONS, INC. (the “Borrower”), HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and each lender from time to time party thereto. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.
The undersigned Financial Officer of the Borrower hereby certifies as of the date hereof that he/she is the _______________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:
1.Financial Tests. The Borrower certifies and warrants to you that the attached Schedule II sets forth true and correct computations as of the Computation Date of the ratios and/or financial restrictions contained in Section 6.1 of and the definition of “Applicable Rate” in the Credit Agreement.
2.Events of Default. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Borrower as of the Computation Date and for the accounting period then ended with the purpose of determining whether the Borrower was in compliance with the Credit Agreement as of such date, and to the best knowledge of the undersigned, no Default or Event of Default has occurred and is continuing [, except as described below:].
3.There has been no change in GAAP or in the application thereof since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement as of the Computation Date [other than [describe]].

H-1

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first above written.
MEDIDATA SOLUTIONS, INC.

By: ______________________________
Name:
Title:

H-2

SCHEDULE I
to Compliance Certificate
For the Computation Period ended on [_________], 20[__]
(the “Computation Period”)

Financial Statements

Sch. I-1

SCHEDULE II
to Compliance Certificate

For the Computation Period ended on [_________], 20[__] (the “Computation Period”)

[Attach financial covenant computations]

Sch. II-1